                                                                    EXHIBIT 10.1

================================================================================



                                 NOTE AGREEMENT


                                    Between




                         TEACHERS INSURANCE AND ANNUITY
                             ASSOCIATION OF AMERICA
                                 ("Purchaser")



                                      And



                        CASH AMERICA INTERNATIONAL, INC.

                                  ("Company")



                            Dated as of July 7, 1995

              Re:  $20,000,000 8.14% Senior Notes Due July 7, 2007



================================================================================

                               TABLE OF CONTENTS

SECTION                                                  HEADING                                   PAGE
ARTICLE I         PURCHASE AND SALE OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     Section 1.01.     Authorization of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     Section 1.02.     Sale and Purchase of Notes . . . . . . . . . . . . . . . . . . . . . . . . .   1
     Section 1.03.     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II        DEFINITIONS AND INTERPRETATIONS   . . . . . . . . . . . . . . . . . . . . . . . .   2

     Section 2.01.     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     Section 2.02.     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE III       CONDITIONS OF CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

     Section 3.01.     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . .  17
     Section 3.02.     Performance; No Default  . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Section 3.03.     Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Section 3.04.     Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Section 3.05.     Resolutions, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Section 3.06.     Purchase Permitted by Applicable Laws, Etc . . . . . . . . . . . . . . . . .  18
     Section 3.07.     Payment of Closing Fees  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Section 3.08.     Private Placement Number . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Section 3.09.     Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Section 3.10.     Guaranty; Subrogation and Contribution Agreement . . . . . . . . . . . . . .  19
     Section 3.11.     Other Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section 3.12.     Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE IV        USE OF PROCEEDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     Section 4.01.     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section 4.02.     Margin Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE V         PREPAYMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     Section 5.01.     Required Prepayments of the Notes  . . . . . . . . . . . . . . . . . . . . .  19
     Section 5.02.     Optional Prepayments of the Notes  . . . . . . . . . . . . . . . . . . . . .  20
     Section 5.03.     Notice of Optional Prepayments; Officers' Certificate  . . . . . . . . . . .  20
     Section 5.04.     Allocation of Partial Prepayments  . . . . . . . . . . . . . . . . . . . . .  20
     Section 5.05.     Maturity; Surrender, Etc . . . . . . . . . . . . . . . . . . . . . . . . . .  21

     Section 5.06.     Retirement of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VI        REPRESENTATIONS AND WARRANTIES OF THE COMPANY   . . . . . . . . . . . . . . . . .  21

     Section 6.01.     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Section 6.02.     Organization, Qualification, Authorization, Etc  . . . . . . . . . . . . . .  22
     Section 6.03.     Disclosure Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Section 6.04.     Changes, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Section 6.05.     Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Section 6.06.     Indebtedness; Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Section 6.07.     Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Section 6.08.     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Section 6.09.     Title to Property, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     Section 6.10.     Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     Section 6.11.     Compliance with Applicable Laws, Permits and Contracts . . . . . . . . . . .  25
     Section 6.12.     Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Section 6.13.     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Section 6.14.     No Governmental Consents Required for Overall Transaction  . . . . . . . . .  26
     Section 6.15.     Offering of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Section 6.16.     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Section 6.17.     Foreign Assets Control Regulations, Etc. . . . . . . . . . . . . . . . . . .  27
     Section 6.18.     Status Under Certain Federal Statutes  . . . . . . . . . . . . . . . . . . .  27
     Section 6.19.     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Section 6.20.     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 6.21.     Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 6.22.     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 6.23.     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 6.24.     Patents, Trademarks, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 6.25.     Chief Executive Office . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 6.26.     Permitted Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 6.27.     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Section 6.28.     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VII       PURCHASE FOR INVESTMENT; SOURCE OF FUNDS  . . . . . . . . . . . . . . . . . . . .  31

     Section 7.01.     Representations of the Purchaser . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VIII      AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

     Section 8.01.     Financial Statements, Reports and Documents  . . . . . . . . . . . . . . . .  32
     Section 8.02.     Payment of Principal, Interest and Premium . . . . . . . . . . . . . . . . .  34

     Section 8.03.     Payment of Taxes, Claims and Indebtedness  . . . . . . . . . . . . . . . . .  34
     Section 8.04.     Maintenance of Existence and Rights; Conduct of Business . . . . . . . . . .  35
     Section 8.05.     Compliance with Loan Documents . . . . . . . . . . . . . . . . . . . . . . .  35
     Section 8.06.     Compliance with Contracts and Permits  . . . . . . . . . . . . . . . . . . .  35
     Section 8.07.     Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Section 8.08.     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Section 8.09.     Compliance with Legal Requirements . . . . . . . . . . . . . . . . . . . . .  36
     Section 8.10.     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Section 8.11.     Authorizations and Approvals . . . . . . . . . . . . . . . . . . . . . . . .  36
     Section 8.12.     Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Section 8.13.     Ownership of Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Section 8.14.     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE IX        NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

     Section 9.01.     Consolidated Indebtedness for Money Borrowed . . . . . . . . . . . . . . . .  37
     Section 9.02.     Consolidated Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . .  38
     Section 9.03.     Current Assets to Current Liabilities Ratio  . . . . . . . . . . . . . . . .  38
     Section 9.04.     Current Assets to Total Indebtedness Ratio . . . . . . . . . . . . . . . . .  38
     Section 9.05.     Inventory Turnover . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     Section 9.06.     Fixed Charge Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Section 9.07.     Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Section 9.08.     Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Section 9.09.     Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     Section 9.10.     Negative Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     Section 9.11.     Limitation on Investments  . . . . . . . . . . . . . . . . . . . . . . . . .  42
     Section 9.12.     Alteration of Contracts, Etc.  . . . . . . . . . . . . . . . . . . . . . . .  43
     Section 9.13.     Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . .  43
     Section 9.14.     Limitation on Sale or Issuance of Subsidiary Stock . . . . . . . . . . . . .  44
     Section 9.15.     Limitation on Sale of Properties . . . . . . . . . . . . . . . . . . . . . .  44
     Section 9.16.     Dissolution; Liquidation; Merger; Consolidation  . . . . . . . . . . . . . .  44
     Section 9.17.     Change of Name, Fiscal Year and Method of Accounting . . . . . . . . . . . .  45
     Section 9.18.     Lines of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     Section 9.19.     Amendment of Organizational Documents  . . . . . . . . . . . . . . . . . . .  45
     Section 9.20.     Limitation on Acquisition of New Subsidiaries  . . . . . . . . . . . . . . .  45
     Section 9.21.     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     Section 9.22.     No Inconsistent Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  48
     Section 9.23.     Incorporation of More Restrictive Covenants  . . . . . . . . . . . . . . . .  48

ARTICLE X         EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

     Section 10.01.    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     Section 10.02.    Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE XI        MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

     Section 11.01.    Note Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     Section 11.02.    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     Section 11.03.    Consent to Waivers and Amendments  . . . . . . . . . . . . . . . . . . . . .  53
     Section 11.04.    Solicitation of Holders  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     Section 11.05.    Form, Registration, Transfer and Exchange of Notes; Lost Notes . . . . . . .  54
     Section 11.06.    Persons Deemed Owners  . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     Section 11.07.    Reliance on and Survival of Representations and Warranties . . . . . . . . .  55
     Section 11.08.    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 11.09.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 11.10.    Substitution of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 11.11.    Satisfaction Requirement . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 11.12.    Independence of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 11.13.    Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 11.14.    Reproduction of Documents  . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 11.15.    Notes as Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 11.16.    Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 11.17.    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     Section 11.18.    Representations, etc. Cumulative . . . . . . . . . . . . . . . . . . . . . .  59
     Section 11.19.    Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . .  59
     Section 11.20.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     Section 11.21.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     Section 11.22.    Survival of Indemnities, Etc.  . . . . . . . . . . . . . . . . . . . . . . .  60
     Section 11.23.    Judgment Currency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Section 11.24.    Liabilities of Holders . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Section 11.25.    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Section 11.26.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Section 11.27.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

Signature Page  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

EXHIBIT A         --   Form of Note
EXHIBIT B         --   Form of Company Counsel Opinion
EXHIBIT C         --   Form of General Counsel Opinion
EXHIBIT D         --   Form of Purchaser Counsel Opinion
EXHIBIT E         --   Form of Guaranty

EXHIBIT F         --   Form of Subrogation and Contribution Agreement

SCHEDULE I        --   Purchaser Information
SCHEDULE II       --   List of Subsidiaries
SCHEDULE III      --   List of Jurisdictions Where Company is Qualified to Do
                       Business as Foreign Corporation
SCHEDULE IV       --   Permitted Liens
SCHEDULE V        --   Material Contracts
SCHEDULE VI       --   Description of Company Financials
SCHEDULE VII      --   Description of Projections
SCHEDULE VIII     --   Indebtedness
SCHEDULE IX       --   Labor Contracts
SCHEDULE X        --   Tradenames
SCHEDULE XI       --   Investments
SCHEDULE XII      --   Transferee Representations
SCHEDULE XIII     --   Outstanding Indebtedness for Money Borrowed

                                 NOTE AGREEMENT
                        CASH AMERICA INTERNATIONAL, INC.


                                                              As of July 7, 1995

Teachers Insurance and Annuity
  Association of America
730 Third Avenue
New York, New York 10017
Attention: Securities Division
Ladies and Gentlemen:

       Cash America International, Inc. (the "Company"), a Texas corporation, hereby agrees with Teachers Insurance and Annuity Association of America (the "Purchaser") as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF NOTES

       Section 1.01. Authorization of Notes. The Company will duly authorize the issue and sale of a series of its senior notes designated "8.14% Senior Notes Due July 7, 2007" and limited in aggregate original principal amount to $20,000,000 (the "Notes"). The Notes will (a) be issuable as registered notes, without coupons, in denominations permitted by Section 11.05, (b) be dated the date of issue thereof, (c) mature July 7, 2007, (d) bear interest on the unpaid balance thereof from the date thereof to, but excluding, the date the principal thereof shall have become due and payable at the rate of 8.14% per annum, (e) bear interest on overdue principal, premium and (to the extent permitted by law) interest at the Default Rate, (f) be entitled to the benefits of the Guaranty and (g) be in the form of Exhibit A.

       Section 1.02. Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Notes at 100% of the principal amount thereof. Such sale and purchase is sometimes herein referred to as the "Private Placement."

       Section 1.03. The Closing. The closing of the Private Placement (the "Closing") shall take place at the offices of the Purchaser, at 11:00 a.m., New York City time, on July 7, 1995 or on such prior Business Day as may be agreed upon by the Company and the Purchaser (the "Closing Date"). At the Closing, the Company will deliver the Notes in the form of a single Note (or such greater number of Notes as the Purchaser may request in denominations permitted by Section 11.05) payable to the Purchaser or its registered assigns against payment of the purchase price therefor by electronic funds transfer to NationsBank of Texas, N.A. for credit to such account as the Company may designate in writing delivered to the Purchaser at least two Business Days prior to the Closing Date for use in accordance with Section 4.01. By delivering payment on the Closing Date for the Notes, the Purchaser shall be deemed to have confirmed as of the Closing Date that the representations and warranties made by the Purchaser in
Article VII remain accurate as of the Closing Date. If, at the Closing, the Company shall fail to tender the Notes to the Purchaser as provided above, or any of the conditions specified in Article III shall not have been fulfilled to the satisfaction of the Purchaser, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights it may have by reason of such failure or such nonfulfillment.

                                   ARTICLE II

                        DEFINITIONS AND INTERPRETATIONS

       Section 2.01. Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

                "Affiliate" means (a) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls 5% or more of any class of Voting Stock of such corporation or is a director or officer of such corporation or is a Person in which such corporation has a 5% or greater direct or indirect equity interest, (b) when used with reference to any partnership, any Person that, directly or indirectly, owns or controls 5% or more of either the capital or profit interests of such partnership or is a partner or employee of such partnership or is Person in which such partnership has 5% or greater direct or indirect equity interest, (c) when used with reference to any individual, any Person that is related to such individual by blood or marriage or is a present or former ward, guardian, employer or employee of such individual or is a trust or estate in which such individual owns a 5% or greater beneficial interest or of which such individual serves as trustee, executor or in any similar capacity and (d) when used with reference to a trust or an estate, any Person that is a trustee, executor, administrator or beneficiary thereof. Moreover, the term "Affiliate", when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, the term "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controls" shall have meanings correlative to the foregoing.

                "Agreement" means this Note Agreement, as amended, supplemented or modified from time to time.

                "Applicable Contract" means any contract or agreement to which the Company or any Subsidiary is a party or by which it or any of its Properties is bound or under or pursuant to which its owns, maintains or operates any of its Properties or conducts business.

                "Applicable Permit" means any Permit to which the Company or any Subsidiary is a party or by which it or any of its Properties is bound or under or pursuant to which its owns, maintains or operates any of its Properties or conducts business.

                "Assurance" means, as to any Person, any contract, agreement or understanding to guarantee, or in effect guarantee, any indebtedness (the "Primary Obligation") of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including agreements:

                       (a) to purchase the Primary Obligation or any Property constituting security therefor;

                       (b) to advance or supply funds (i) for the purchase or payment of the Primary Obligation or (ii) to maintain working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of the Primary Obligation; or

                       (c) to purchase Property, securities or services primarily for the purpose of assuring the holder of the Primary Obligation of the ability of the Primary Obligor to make payment of the Primary Obligation;

       provided, however, that "Assurance" shall not include the endorsement by any Person, in the ordinary course of business, of negotiable instruments or documents for deposit or collection. The amount of any Assurance shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Assurance is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming the Person giving such Assurance is required to perform in respect thereof) as determined by such Person in good faith.

                "Bank Loan Agreement" means the Senior Revolving Credit Facility Agreement dated as of June 29, 1993, among the Company, the banks party thereto and NationsBank of Texas, N.A., as Agent as amended by (i) the First Amendment to Senior Revolving Credit Facility Agreement dated as of June 7, 1994, (ii) the Second Amendment to Senior Revolving Credit Facility Agreement dated as of September 21, 1994, (iii) the Third Amendment to Senior Revolving Credit Facility Agreement dated as of March 10, 1995, and (iv) the Fourth Amendment to Senior Revolving Credit Facility Agreement dated as of June 7, 1995.

                "Bankruptcy Law" has the meaning specified in Section 10.01(j).

                "Benefit Arrangement" means an employee benefit plan (within the meaning of Section 3(3) of ERISA) which is not a Plan and with respect to which the Company or a member of the ERISA Group has an obligation or liability, whether or not current or contingent, to make contributions or pay benefits.

                "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or Fort Worth, Texas are authorized or required by law, regulation or executive order to be closed.

                "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 5.02 (any partial prepayment being applied in satisfaction of required payments of principal in inverse order of their scheduled due dates) or is declared to be or becomes immediately due and payable pursuant to
       Section 10.01, as the context requires.

                "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, together with all regulations and rulings thereunder and all interpretations thereof by the Environmental Protection Agency.

                "Closing" has the meaning specified in Section 1.03.

                "Closing Date" has the meaning specified in Section 1.03.

                "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with all regulations and rulings thereunder and all interpretations thereof by the Internal Revenue Service.

                "Company" has the meaning specified in the opening paragraph of this Agreement.

                "Company Financials" has the meaning specified in Section 6.03(a)(8).

                "Consolidated Adjusted Net Income" means, with respect to any period, consolidated net earnings (after income taxes) of the Company and the Consolidated Subsidiaries for such period, determined in accordance with GAAP, but excluding (a) any gain or loss in excess of $1,000,000 (before income taxes) arising from the sale of capital assets and (b) any other items which would be considered extraordinary items in accordance with GAAP.

              "Consolidated Current Assets" means, as of any date, the current assets which would be reflected on a consolidated balance sheet of the Company and the Consolidated Subsidiaries prepared as of such date in accordance with GAAP.

                 "Consolidated Current Liabilities" means, as of any date, the current liabilities which would be reflected on a consolidated balance sheet of the Company and the Consolidated Subsidiaries prepared as of such date in accordance with GAAP.

                "Consolidated Indebtedness for Money Borrowed" means, at any date, the Indebtedness for Money Borrowed of the Company and the Consolidated Subsidiaries consolidated as of such date in accordance with GAAP.

                "Consolidated Subsidiary" means, at any date, any Subsidiary the accounts of which would, in accordance with GAAP, be consolidated with those of the Company in its consolidated financial statements as of such date.

                "Consolidated Tangible Net Worth" means, as of any date, the total shareholders' equity which would appear on a consolidated balance sheet of the Company and the Consolidated Subsidiaries prepared as of such date in accordance with GAAP less the sum of (i) the aggregate amount of all currency translation adjustments (gains and losses) shown on such balance sheet and (ii) the net book value of all Intangible Assets shown on such balance sheet. As used in this definition, "Intangible Assets" means those assets (including licenses, patents, copyrights, trademarks, tradenames, franchises, goodwill, experimental expenses and other similar assets) which would be classified as intangible assets for purposes of a balance sheet prepared in accordance with GAAP.

                "Default" means, with respect to any Loan Document, any event or condition that constitutes, or with the giving of notice or the lapse of time or both would constitute, a default thereunder or breach thereof. Without limitation of the foregoing, "Default" shall include any Event of Default as well as any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                "Default Rate" means, at any time, a rate of interest per annum equal to the lesser of (a) 2% above the interest rate then payable on the Notes and (b) the Highest Lawful Rate.

                "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

                "Dollars" and the sign "$" means lawful currency of the United States of America.

                "Environmental Claim" shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or other response action in connection with a Hazardous Material, Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                "Environmental Laws" means applicable laws (including the common law), regulations or rules, and any applicable judicial or administrative interpretations thereof, as well as any applicable judicial or administrative orders, decrees or judgments, relating to pollution, environmental, health, safety, industrial hygiene or similar matters.

                "Environmental Permit" means any Permit required under applicable Environmental Laws.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

                "ERISA Group" means all corporations, trades or businesses (whether or not incorporated) and other persons or entities which, together with the Company, are treated as a single employer under
       Section 414(b), (c), (m) or (o) of the Code.

                "Event of Default" has the meaning specified in Section 10.01.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Executive Officer" means (a) the chairman of the board, the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer or the chief legal officer of the Company or (b) any other officer of the Company who has been elected by the Board of Directors of the Company and designated as an executive officer in any Form 10-K or successor Form filed by the Company with the SEC.

                "Fiscal Quarter" means a fiscal quarter of the Company.

                "Fiscal Year" means the fiscal year of the Company.

                "GAAP" means generally accepted accounting principles as in effect from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and such other Persons who shall be approved by a significant segment of the accounting profession and concurred in by the Independent Accountants.

                "Governmental Authority" means any foreign governmental authority, the United States of America, any State of the United States or any political subdivision, agency or instrumentality of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over any Loan Party, the Purchaser or any other Holder or their respective Property, including the Texas Consumer Credit Commissioner, the United States Department of the Treasury, Bureau of Alcohol, Tobacco and Firearms and the Office of Fair Trading of the United Kingdom and any other governmental authority charged with the enforcement of the Regulatory Acts or otherwise having authority with respect to the regulation, supervision and licensing of pawnshop activities in any jurisdiction in which the Company or any of the Subsidiaries conducts business.

                "Guarantors" means the Subsidiaries listed in Schedule II (other than Harvey & Thompson Limited, Pantbelaning, Thomas Hjelm and the Thomas Hjelm Affiliates) and each other Person that becomes bound by the Guaranty as contemplated by Section 9.20(a).

                "Guaranty" has the meaning specified in Section 3.10.

                "Harvey & Thompson Indebtedness" means the indebtedness of Harvey & Thompson Limited for borrowed money in an aggregate amount not to exceed 5,000,000 pounds sterling incurred under and pursuant to that certain Loan Agreement, dated August 26, 1993 between Harvey & Thompson Limited and Barclays Bank PLC as extended by the renewal agreement dated February 10, 1995.

                "Hazardous Materials" means any hazardous substance, hazardous or toxic waste, pollutant, contaminant, oil, petroleum product or other substance (a) which is listed, regulated or designated as toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which remedial obligations may be imposed, under any Environmental Laws or (b) exposure to which may pose a health or safety hazard.

                "Highest Lawful Rate" means the maximum nonusurious rate of interest permitted to be charged by applicable federal or state law (whichever shall permit the higher lawful rate) from time to time in effect. The parties agree that, insofar as the provisions of Chapter One of the Texas Credit Code are at any time applicable to the determination of the Highest Lawful Rate, the Highest Lawful Rate shall be the "interest rate ceiling" (as defined in such Chapter One) from time to time in effect, provided that, to the extent permitted by such Chapter One, each Holder may from time to time by notice to the Company revise the election of such interest rate ceiling as such ceiling affects the then current or future amounts outstanding under the Notes held by such Holder.

                "Holder" means (a) the Purchaser so long as it is obligated to purchase the Notes hereunder or holds any outstanding Note and (b) any other holder from time to time of any outstanding Note.

                "Indebtedness for Money Borrowed" means, with respect to any Person and without duplication:

                       (a) the principal amount of all indebtedness of such Person, current or funded, secured or unsecured, incurred in connection with borrowings (including the sale of debt securities),

                       (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to any Property acquired by such Person,

                       (c) all indebtedness of such Person issued, incurred or assumed in respect of the purchase price of Property or services except for accounts payable incurred in the ordinary course of business,

                       (d) all obligations of such Person evidenced by a note, bond, debenture or similar instrument,

                       (e) the present value (determined in accordance with GAAP) of all obligations of such Person under leases which shall have been or should be recorded as capitalized leases in accordance with GAAP,

                       (f) all Assurances of such Person in respect of indebtedness of any other Person of any of the types described in the preceding clauses (a) through (e), provided that, when calculating the amount of any Person's Indebtedness for Money Borrowed, no Assurance of such Person of the type described in this clause (f) shall be included in such calculation unless, and then only to the extent that, the indebtedness relating to such Assurance, when aggregated with the total indebtedness relating to all other outstanding Assurances of the Loan Parties of the type described in this clause (f), exceeds $500,000,

                       (g) the amount of all sinking fund payments or other mandatory redemption or payments on any class of capital stock of such Person,

                       (h) the maximum stated amount from time to time available for drawing under any letters of credit issued at the request of such Person, and

                       (i) the amount of any reimbursed drawings under letters of credit issued at the request of such Person.

                "Indemnitees" means, collectively, the Purchaser, each Transferee and each Holder and their respective successors and assigns, and the officers, trustees, directors and employees of each of the foregoing.

                "Independent Accountants" means Coopers & Lybrand L.L.P. or another firm of independent public accountants of recognized national standing selected by the Company.

                "Investment" means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by such Person of stocks, bonds, notes, debentures or other securities of any other Person, (ii) any direct or indirect loan, advance, extension of credit or capital contribution by such Person to any other Person, (iii) any Assurance by such Person of any indebtedness of any other Person, (iv) the subordination by such Person of any claim against any other Person to other indebtedness of such other Person and (v) any other item which would be classified as an "investment" on a balance sheet of such Person prepared in accordance with GAAP, including any direct or indirect contribution by such Person of Property to a joint venture, partnership or other business entity in which such Person retains an interest.

                "Legal Requirements" means any and all (a) applicable constitutional provisions, laws (statutory, administrative, judicial or otherwise, including those established pursuant to common law or equity), ordinances, treaties, rules, codes, standards and regulations (or any interpretation of any of the foregoing), whether foreign or domestic, (b) judgments, orders, injunctions and decrees, (c) Permits and (d) contracts with Governmental Authorities relating to compliance with the items described in (a), (b) or (c) above.

                "Lien" means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment, conditional sale or title retention arrangement or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract.

                "Loan Documents" means, collectively, this Agreement, the Notes, the Guaranty, the Subrogation and Contribution Agreement and all other instruments and documents executed and delivered to the Purchaser by the Loan Parties, or any of them, pursuant to this Agreement.

                "Loan Parties" means, collectively, the Company and the Guarantors.

                "Make-Whole Premium" means, with respect to the Called Principal of any Note, a premium equal to the excess, if any, of the Discounted Value of such Called Principal over the sum of (a) such Called Principal plus (b) interest accrued thereon to the Settlement Date with respect to such Called Principal. The Make-Whole Premium shall in no event be less than zero.

                "Material Adverse Effect" means any circumstance or event of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which (a) could reasonably be expected to have a material adverse effect on the financial condition, business, operations or Properties of the Company and the Subsidiaries, taken as a whole, (b) could reasonably be expected to diminish or impair in any material respect the ability of the Company to perform any of its obligations under the Loan Documents to which it is a party, (c) could reasonably be expected to diminish or impair in any material respect the ability of the Purchaser or any other Holder to enforce any of the Obligations or to exercise or enforce any of their rights and remedies under the Loan Documents, (d) causes an Event of Default, (e) causes a Default which could reasonably be expected to become an Event of Default or (f) could reasonably be expected to subject the Purchaser or any other Holder to civil or criminal liability.

                "Material Contract" means any contract, agreement or instrument to which the Company or any Subsidiary is a party (a) which calls for payments to or from the Company or such Subsidiary of more than $1,000,000 during any 12-month period or (b) pursuant to which the Company or such Subsidiary acquires any right to an interest in Property or a right to obtain services if the Company's or such Subsidiary's inability to obtain such interest or services, as the case may be, could be reasonably be expected to have a Material Adverse Effect, provided that "Material Contract" shall not include any Loan Document.

                "1993 Guaranty" means that certain Joint and Several Guaranty dated as of May 6, 1993 delivered by the Company and certain of its Subsidiaries in connection with the issuance and sale of the 1993 Notes.

                "1993 Loan Documents" means the "Loan Documents" as defined in the 1993 Note Agreement.

                "1993 Note Agreement" means that certain Note Agreement dated as of May 6, 1993 between the Company and Teachers Insurance and Annuity Association of America, as amended.

                "1993 Notes" means those certain 8.33% Senior Notes due May 1, 2003 issued by the Company under and pursuant to the 1993 Note Agreement.

                "Notes" has the meaning specified in Section 1.01.

                "Obligations" means all obligations, liabilities and indebtedness of every nature of the Loan Parties from time to time owing to the Purchaser and the other Holders under the Loan Documents, including, without limitation, (a) all obligations of the Company under the Loan Documents to pay principal, premium and interest in respect of the Notes, (b) all obligations of the Guarantors in respect of the Guaranty, (c) all obligations of the Loan Parties under the Loan Documents to reimburse or indemnify the Purchaser or any other Indemnitee and (d) all obligations of the Loan Parties to pay fees and expenses pursuant to Section 11.02 and similar sections of the other Loan Documents.

                "Officers' Certificate" means a certificate executed on behalf of the Company by at least two of its Responsible Officers (in their representative capacities and not in their individual capacities).

                "Organizational Documents" means (i) with reference to any Person that is a corporation, its articles or certificate of incorporation and its bylaws and (ii) with reference to any Person that is a partnership, its partnership agreement and all other instruments relating to its formation, existence or governance.

                "Overall Transaction" means the Private Placement and the guarantees and other transactions and activities contemplated by the Loan Documents.

                "Pantbelaning" means CAII Pantbelaning AB, a corporation organized under the laws of Sweden and a Wholly-Owned Subsidiary.

                "Pantbelaning Indebtedness" means indebtedness of Pantbelaning for borrowed money in the approximate amount of SEK 193,750,000 pursuant to that certain Loan Agreement, dated as of September 21, 1994, among Pantbelaning, the Lenders who are a party thereto, and NationsBank of Texas, National Association, as Administrative Lender.

                "Permits" means any and all permits, authorizations, certificates, approvals, registrations, variances, licenses, franchises, exemptions or orders (a) under any Legal Requirement or (b) granted by any Governmental Authority.

                "Permitted Liens" means:

                       (a) Liens (if any) granted to the Holders to secure the Obligations;

                       (b) Liens in existence on the date hereof and described in Schedule IV;

                       (c) pledges or deposits made to secure payment of worker's compensation (or to participate in any fund in connection with worker's compensation), unemployment insurance, pensions or social security programs;

                       (d) Liens imposed by mandatory provisions of law such as for materialmen's, mechanics, warehousemen's and other like Liens arising in the ordinary course of business, securing indebtedness whose payment is not yet due, and landlords liens, whether arising through contract or by operation by law, but only if the same are not yet due and payable or if the same are being contested in good faith and the payment of which is not at the time required by Section 8.03,

                       (e) Liens for taxes, assessments and governmental charges or levies imposed upon a Person or upon such Person's income or profits or property, but only if the same are not yet due and payable or if the same are being contested in good faith and the payment of which is not at the time required by
                Section 8.03;

                       (f) good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations, deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or other similar charges;

                       (g) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such do not materially impair the use of such property for the uses intended, and none of which is violated by existing or proposed structures or land use;

                       (h) Liens on Property of any Consolidated Subsidiary securing obligations of such Consolidated Subsidiary owing to the Company or to any Wholly-Owned Subsidiary;

                       (i) Liens created to secure (A) purchase money indebtedness incurred to finance the purchase price of the Property acquired in the ordinary course of business, but only if each such Lien shall secure only the purchase money indebtedness incurred to purchase the Property so acquired and shall be confined solely to such Property and (B) the indebtedness permitted by Section 9.08(b)(11); provided, however, that the aggregate amount of all indebtedness at any time secured by all Liens referred to in this clause (i) shall not exceed $10,000,000; and

                       (j)  Liens on Temporary Cash Investments, but only if
                (A) such Liens secure short-term indebtedness owed by the Company or a Consolidated Subsidiary to the broker or investment banking firm which is holding such Temporary Cash Investments for the account of the Company or a Consolidated Subsidiary and (B) such indebtedness is to be repaid, in the ordinary course of business, by the collection or liquidation of such Temporary Cash Investments at the maturity of such Temporary Cash Investments.

                "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a Governmental Authority.

                "Plan" means an employee pension benefit plan (within the meaning of Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company, any Subsidiary or any Related Person or as to which the Company, any Subsidiary or any Related Person would be treated as a contributing sponsor under Section 4069 of ERISA if such plan were to be terminated.

                "Private Placement" has the meaning specified in Section 1.02.

                "Projections" has the meaning specified in Section 6.03(a)(9).

                "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

                "Purchaser" has the meaning specified in the opening paragraph of this Agreement.

                "Regulatory Acts" means (a) the Texas Pawnshop Act, (b) the Consumer Credit Act 1974 enacted in the United Kingdom and (c) all other foreign, Federal or state laws (statutory, administrative, judicial or other otherwise) relating to pawn shops and activities incidental thereto.

                "Reinvestment Yield" means with respect to the Called Principal of any Note, the sum of 50 basis points plus the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) two Business Days next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page USD" on the Bloomberg Financial Markets Service (or such other display as may replace Page USD on the Bloomberg Financial Markets Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or, if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (b) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between reported yields.

                "Related Person" means any trade or business, whether or not incorporated, which, together with the Company, would be treated as a single employer under Section 414 of the Code.

                "Release" has the meaning specified in CERCLA Sections 101(22) (42 U.S.A. Sections 9601(22)).

                "Remaining Average Life" means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into
       (b) the sum of the products obtained by multiplying (i) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (ii) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

                "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

                "Required Holders" means, at any time, the Holder or Holders of at least 60% of the aggregate principal amount of the Notes then outstanding.

                "Responsible Officer" means, as to any Loan Party, the chairman of the board, the chief executive officer, the president, the chief financial officer, the principal accounting officer, the chief legal officer or the treasurer of such Loan Party.

                "Restricted Payment" means as specified in Section 9.07(a).

                "SEC" means the Securities and Exchange Commission.

                "SEK" means the legal currency of Sweden.

                "Securities Act" means the Securities Act of 1933, as amended.

                "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 5.02 or is declared to be or becomes immediately due and payable pursuant to Article X, as the context requires.

                "Stock" means (i) in the case of any corporation, capital stock of any class of such corporation (however designated) and warrants or options to purchase such capital stock, (ii) in the case of any partnership, partnership interests of such partnership (however designated) and warrants or options to purchase such partnership interests and (iii) in the case of any other entity, equity interests of such entity (however designated) and warrants or options to purchase such equity interests.

                "Subrogation and Contribution Agreement" means the Subrogation and Contribution Agreement dated as of July 7, 1995 among the Company and the Guarantors substantially in the form of Exhibit F.

                "Subsidiary" means, at any time, (a) any corporation 50% or more of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company at such time and (b) any partnership, association, joint venture or other entity in which the Company owns, directly or indirectly, a 50% or greater equity interest (however designated) at such time.

                "Temporary Cash Investment" mean any of the following investments: (a) Investments in open market commercial paper maturing within 180 days after acquisition thereof and rated at least A-1 (or the equivalent thereof) by Standard & Poor's Ratings Group (or any successor thereto which is a nationally recognized rating agency) or at least P-1 (or the equivalent thereof) by Moody's Investors Service, Inc. (or any successor thereto which is a nationally recognized rating agency), (b) Investments in marketable obligations, maturing within 180 days after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America,
       (c) Investments in money market funds that invest solely in the types of Investments permitted under clauses (a) and (b) above, (d) Investments in repurchase agreements of any financial institution or brokerage firm acceptable to the Required Holders which are fully secured by securities described in clause (b) above, (e) certificates of deposit and time deposits (including Eurodollar deposits), maturing within 180 days from the date of deposit thereof, with a domestic office of (i) any national or state bank or trust company organized under the laws of the United States of America or any state therein and having capital, surplus and undivided profits of at least $100,000,000 or (ii) any other national or state bank so long as all such deposits are federally insured, (f) in the case of Harvey & Thompson Limited, certificates of deposit and other instruments substantially equivalent to a certificate of deposit maturing within 180 days from the date of acquisition and issued by a bank or trust company organized and located in the United Kingdom having capital, surplus and undivided profits of at least 65,000,000 pounds sterling and (g) in the case of Pantbelaning, Thomas Hjelm and Thomas Hjelm Affiliates, certificates of deposit and other instruments substantially equivalent to a certificate of deposit maturing within 180 days from the date of acquisition and issued by a bank or trust company organized and located in Sweden having capital, surplus and undivided profits of at least SEK 750,000,000.

                "Thomas Hjelm" means Murtrum AB, formerly known as Thomas Hjelm AB, a corporation organized under the laws of Sweden and a Wholly-Owned Subsidiary.

                "Thomas Hjelm Affiliates" means the following corporations, each of which (i) is organized under the laws of Sweden and (ii) is a Wholly-Owned Subsidiary: Pantintressenter i Stockholm AB, AB Svensk Pantbelaning, and Svenska Aktionsgruppen AB.

                "Transferee" means any direct or indirect transferee of all or any part of any Note purchased by the Purchaser under this Agreement.

                "Voting Stock" means, when used with respect to any Person, any Stock of such Person having general voting power under ordinary circumstances to elect a majority of the board of directors (or other governing body) of such Person (irrespective of whether at the time any Stock of such Person shall have or might have voting power by reason of the happening of any contingency).

                "Wholly-Owned Subsidiary" means a Consolidated Subsidiary, all of the outstanding Stock (other than directors' qualifying shares, if required by law) of which are at the time owned directly by the Company or by one or more Wholly-Owned Subsidiaries or by the Company and one or more Wholly-Owned Subsidiaries.

       Section 2.02. Interpretation. (a) In this Agreement, unless a clear contrary intention appears:

                (1) the singular number includes the plural number and vice versa;

                (2)    reference to any gender includes each other gender;

                (3) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

                (4) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (4) is intended to authorize any assignment not otherwise permitted by this Agreement;

                (5) reference to any agreement, document, instrument or report means, unless the context otherwise requires, such agreement, document, instrument or report as in effect when delivered to the Purchaser pursuant to this Agreement and as the same may thereafter be amended, supplemented or modified in accordance with the terms thereof and hereof, and reference to any Note includes any note issued pursuant hereto in renewal, rearrangement, reinstatement, enlargement, amendment, modification, extension, substitution or replacement therefor;

                (6) reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

                (7) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

                (8) with respect to the determination of any period of time, the word "from" means "from and including" and the word "to" means "to but excluding";

                (9) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;

                (10) accounting terms used but not defined herein shall be construed in accordance with GAAP, and whenever the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or accounting computation is required to be made, for purposes hereof, such determination or computation shall be made in accordance with GAAP;

                (11) the word "knowledge", when used in any representation or warranty of the Company contained herein, means the actual knowledge of any Executive Officer or director of the Company;

                (12) where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and

                (13) if any action or failure to act by the Company violates any covenant or obligation of the Company contained herein, such violation shall not be excused by the fact that such action or failure to act is required or permitted by any other covenant or obligation of the Company contained herein.

       (b) Should there be a change in GAAP following the date of this Agreement and should either (i) the Company determine (in good faith) that the requirements of one or more of the covenants contained in Article IX are materially increased or made more severe as a result thereof or (ii) the Required Holders determine (in good faith) that the requirements of one or more of the covenants contained in Article IX are materially reduced or relaxed as a result thereof, then the Company and such Required Holders shall enter into good faith negotiations with the desired result being that such covenant(s) shall be amended in such a way that the criteria therein set forth for evaluating the financial condition of the Company and/or the Subsidiaries shall be the same after such amendment as if such change in GAAP had not been made.

       (c) The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

       (d) No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                                  ARTICLE III

                             CONDITIONS OF CLOSING

       The obligation of the Purchaser to purchase and pay for the Notes hereunder is subject to the satisfaction of the following conditions:

       Section 3.01. Representations and Warranties. The representations and warranties of the Loan Parties contained in the following instruments shall be true and correct at the time of Closing: (i) this Agreement, (ii) the other Loan Documents and (iii) the instruments delivered by one or more of the Loan Parties pursuant to this Article III.

       The Loan Parties shall have performed and complied with all agreements and conditions contained in this Agreement or in the other Loan Documents required to be performed or complied with by them prior to or at the Closing. At the time of Closing, no Default shall have occurred and be continuing or would result from the consummation of the Overall Transaction.

       Section 3.03. Compliance Certificate. The Purchaser shall have received an Officers' Certificate, dated the Closing Date and satisfactory in form and substance to the Purchaser, certifying that the conditions specified in Sections 3.01 and 3.02 have been fulfilled. If required by the Purchaser, such Officers' Certificate will also certify as to such matters of fact as the Purchaser may reasonably request to enable the Purchaser to determine compliance with such conditions.

       Section 3.04.   Opinions of Counsel.  The Purchaser shall have received
(a) a favorable opinion from Jenkens & Gilchrist, a Professional Corporation, counsel for the Company and the Guarantors, in the form of Exhibit B, (b) a favorable opinion of Hugh A. Simpson, General Counsel to the Company and the Guarantors, in the form of Exhibit C and (c) a favorable opinion from Chapman and Cutler, special counsel for the Purchaser, in the form of Exhibit D. Each such opinion shall (i) be addressed to the Purchaser, (ii) be dated the Closing Date and (iii) state that all Transferees are entitled to rely thereon as though it were addressed to them.

       Section 3.05. Resolutions, Etc. The Purchaser shall have received (a) copies of resolutions of the Board of Directors of each Loan Party, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Loan Party, duly authorizing the Overall Transaction, (b) a certificate as to the incumbency and authority of the Person or Persons executing and delivering Loan Documents on behalf of such Loan Party and (c) such other documents and evidence as the Purchaser or its special counsel may request with respect to any Loan Party or the Overall Transaction, including the taking of all corporate proceedings in connection therewith and compliance with the conditions set forth herein, in each case in form and substance satisfactory to the Purchaser.

       Section 3.06. Purchase Permitted by Applicable Laws, Etc. The consummation of the Private Placement on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall
(i) not violate any Legal Requirement (including, without limitation, section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System), (ii) not subject the Purchaser to any tax (other than routine income taxes), penalty, liability or other onerous condition under or pursuant to any Legal Requirement and (iii) constitute a legal investment under the laws and regulations of each jurisdiction to which the Purchaser is subject, but without resort to provisions (such as Section 1405(a)(8) of the New York Insurance Law) which permit the making of an investment without restriction as to the character of the particular investment being made. If required by the Purchaser, the Purchaser shall have received an Officers' Certificate, dated the Closing Date, certifying as to such matters of fact as the Purchaser may reasonably specify to enable the Purchaser to determine compliance with the conditions set forth in the preceding sentence.

       Section 3.07. Payment of Closing Fees. The Company shall have paid the fees and disbursements which it is obligated to pay pursuant to Section
11.02 and which have been invoiced to the Company prior to the time of Closing.

       Section 3.08. Private Placement Number. The CUSIP Service Bureau of Standard & Poor's Information Group shall have issued to the Purchaser a private placement number with respect to the Notes.

       Section 3.09. Notes. The Purchaser shall have received the Notes complying with the requirements of Section 1.03.

       Each Guarantor and the Company shall have duly authorized, executed and delivered to the Purchaser a Joint and Several Guaranty, dated the Closing Date, in the form of Exhibit E (the "Guaranty") and a Subrogation and Contribution Agreement.

       Section 3.11. Other Loan Documents. Each of the other Loan Documents shall (a) have been duly authorized, executed, acknowledged (if appropriate) and delivered by the respective Loan Parties thereto, (b) be dated as of the Closing Date, (c) be in form and substance satisfactory to the Purchaser and
(d) be in full force and effect on the Closing Date without any default existing thereunder. A counterpart of each Loan Document executed by the Loan Parties thereto shall have been delivered to the Purchaser or its special counsel. Each Loan Document shall constitute the valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with the terms thereof.

       Section 3.12. Proceedings. All proceedings taken or to be taken in connection with the Overall Transaction prior to or on the Closing Date (and all documents incident thereto) shall be satisfactory in substance and form to the Purchaser, and the Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser may reasonably request.

                                   ARTICLE IV

                                USE OF PROCEEDS

       Section 4.01. Use of Proceeds. The Company will apply the proceeds of the Private Placement solely to pay the costs and expenses described in Section
11.02 and to repay indebtedness of the Company outstanding under the Bank Loan Agreement and for no other purpose. Nothing in this Section 4.01 is intended to prohibit the Company from effecting re-borrowings under the Bank Loan Agreement.

       Section 4.02. Margin Regulations. The Company will not, directly or indirectly, use any of the proceeds of the Private Placement for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock", or for any other purpose which might constitute the private placement of a "purpose credit," in each case within the meaning of Regulation G (12 C.F.R. 207, as amended) or Regulation T (12 C.F.R.

220, as amended) of the Board of Governors of the Federal Reserve System, or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or T or of Regulation X (12 C.F.R. 224, as amended) of the Board of Governors of the Federal Reserve System or any other regulation of such Board.

                                   ARTICLE V

                                  PREPAYMENTS

       Section 5.01. Required Prepayments of the Notes. (a) Unless the aggregate principal amount of the then outstanding Notes shall have become due and payable pursuant to Section 10.01, the Company shall apply to the prepayment of the Notes, without premium, and there shall become due and payable, the sum of $4,000,000 on July 7 in each of the years 2003 through 2006 (or, in the case of any such prepayment, such lesser principal amount of the Notes as shall then be outstanding), leaving $4,000,000 principal amount (or such other principal amount thereof as then remains unpaid) of the Notes for payment at their stated maturity on July 7, 2007. Each such prepayment shall be at 100% of the principal amount of the Notes so prepaid, together with all accrued and unpaid interest thereon to the date of prepayment. No partial prepayment of the Notes pursuant to Section 5.02 shall relieve the Company from its obligation to make the required prepayments provided for in this Section 5.01.

       (b) Whenever any prepayment to be made under this Section 5.01 shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and the amount of such prepayment shall bear interest at the applicable rate during such extension.

       Section 5.02. Optional Prepayments of the Notes. The Company may, at its option, upon notice as provided in Section 5.03, at any time or from time to time, prepay any part (in a principal amount of at least $1,000,000 or an integral multiple of $100,000 in excess thereof) or all of the Notes at 100% of the principal amount so prepaid, together with all accrued and unpaid interest thereon to the date of prepayment, plus a premium equal to the Make-Whole Premium, if any, on the amount so prepaid, determined as of two Business Days prior to the date of such prepayment pursuant to this Section 5.02.

       The Company shall give each Holder irrevocable written notice of each optional prepayment of Notes made under Section 5.02 not less than 30 nor more than 60 days prior to the date fixed for such prepayment (which shall be a Business Day), in each case specifying (a) such prepayment date, (b) the aggregate principal amount of the Notes to be prepaid, (c) the aggregate principal amount of the Notes held by such Holder to be prepaid, (d) that a Make-Whole Premium may be payable, (e) the date when such Make-Whole Premium will be calculated, (f) the estimated Make-Whole Premium together with a reasonably detailed calculation of such Make-Whole Premium and (g) the accrued interest applicable to the prepayment. The Company will give each Holder, one Business Day prior to the date scheduled for any such prepayment, an Officers' Certificate certifying that the conditions of Section 5.02 have been fulfilled and specifying the particulars of such fulfillment, and, if a Make-Whole Premium is payable in connection with such prepayment, setting forth the calculations used in computing the amount of such Make-Whole Premium.

       Section 5.04. Allocation of Partial Prepayments. Any partial prepayment of the Notes shall be allocated among all Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Notes so outstanding, with adjustments, to the extent practicable, to compensate for any prior payments not made exactly in such proportion. All partial prepayments shall be applied to the Notes in anticipation and satisfaction of the prepayments required to be made by the provisions of Section 5.01, in inverse order of the maturity thereof.

       In the case of any prepayment of the Notes pursuant to this Article V, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall, after such payment or prepayment in full, be surrendered to the Company and be cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

       Section 5.06. Retirement of Notes. The Company shall not, and shall not permit any of its Affiliates to, prepay or otherwise retire, in whole or in part, prior to their stated final maturity (other than by prepayment pursuant to this Article V or upon acceleration of such final maturity pursuant to
Section 10.01), or purchase or otherwise acquire, directly or indirectly, Notes held by any Holder unless the Company or such Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other Holder at the time outstanding upon the same terms and conditions. Any Notes prepaid pursuant to this Article V or Section 10.01 or otherwise retired or purchased or otherwise acquired by the Company or any of its Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, provided that, with respect to each prepayment pursuant to this Article V, all Notes then held by the Company and its Affiliates shall nonetheless be entitled to participate in such prepayment the same as if such Notes were deemed outstanding.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

       The Company represents and warrants that:

       Section 6.01. Subsidiaries. (a) The Company has no Subsidiaries on the date hereof except those listed in Schedule II, each of which is a Consolidated Subsidiary and a Wholly-Owned Subsidiary.

       (b) Schedule II sets forth, with respect to each of the Subsidiaries listed therein, (i) whether such Subsidiary is a corporation or partnership, (ii) the jurisdiction of its incorporation or formation (as the case may be) and (iii) each jurisdiction in which it is qualified to do business as a foreign Person.

       (c) All of the issued and outstanding Stock of each Subsidiary is validly issued, fully-paid and is nonassessable and, except for directors' qualifying shares (if any), is owned (beneficially and of record) by the Company, free and clear of any Lien.

       (d)       No Subsidiary owns any Stock of the Company.

       Section 6.02. Organization, Qualification, Authorization, Etc. (a) The Company and each Subsidiary (i) is a corporation or partnership (as the case may be) duly organized or formed (as the case may be) and existing in good standing under the laws of the jurisdiction of its organization or formation (as the case may be), (ii) is duly qualified or registered and in good standing as a foreign Person in each jurisdiction in which the nature of such qualification or registration is necessary and in which the failure to so qualify or register could have a Material Adverse Effect and (iii) has the corporate or partnership (as the case may be) power (A) to own its Properties,
(B) to carry on its business as now being conducted and (C) to consummate the Overall Transaction. Schedule III sets forth each jurisdiction in which the Company is qualified or registered to do business as a foreign corporation.

       (b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or partnership (as the case may be) action on the part of such Loan Party. This Agreement constitutes, and the Notes and such other Loan Documents (when executed and delivered as contemplated hereby) will each constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

       Section 6.03. Disclosure Documents. (a) The Company has heretofore furnished the Purchaser with true, correct and complete copies of the following documents:

                (1) the Organizational Documents of the Company and each Subsidiary as in effect on the date hereof;

                (2)    the Bank Loan Agreement;

                (3)    each Material Contract described in Schedule V;

                (4) the Company's Annual Reports to Stockholders for the Fiscal Years ended December 31, 1987 through 1994 (inclusive);

                (5) the Company's Annual Reports on Form 10-K for the Fiscal Years ended December 31, 1988 through 1994 (inclusive), as filed with the SEC;

                (6) the Company's Quarterly Reports on Form 10-Q for the Fiscal Quarters ended June 30, 1990, September 30, 1990, March 31, 1991, June 30, 1991, September 30, 1991, March 31, 1992, June 30, 1992,
       September 30, 1992, March 31, 1993, June 30, 1993, September 30, 1993,
       March 31, 1994, June 30, 1994, September 30, 1994 and March 31, 1995 as
       filed with the SEC;

                (7) all proxy statements relating to all meetings of the Company's stockholders (whether annual or special) since December 31, 1990;
                (8) the consolidated financial statements of the Company and the Consolidated Subsidiaries described in Schedule VI (the "Company Financials"); and

                (9)    the projections described in Schedule VII (the
       "Projections").

       (b) The Company Financials (including any related schedules and/or notes) (i) were true and correct in all material respects as at the dates thereof, (ii) were prepared in accordance with GAAP consistently followed throughout the periods involved and (iii) show all liabilities, direct and contingent, of the Company and the Consolidated Subsidiaries required to be shown in accordance with GAAP. The balance sheets included in the Company Financials fairly present the consolidated financial condition of the Company and the Consolidated Subsidiaries as at the dates thereof, and the statements of operations and statements of cash flows included in the Company Financials fairly present the consolidated results of operations and cash flows of the Company and the Consolidated Subsidiaries for the periods indicated.

       (c) The Projections are based on good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Purchaser that the Projections, insofar as they relate to future events, are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ materially from the projected results. Since the preparation of the Projections, nothing has occurred to cause the Company to believe that the estimates and assumptions on which the Projections are based are no longer reasonable.

       Section 6.04. Changes, Etc. (a) Since December 31, 1994, (i) neither the Company nor any Subsidiary has entered into any materially adverse transactions not in the ordinary course of business, nor incurred any material liabilities or obligations, direct or contingent, except for the Loan Documents and (ii) no events have occurred which, individually or in the aggregate, have had, or in the future could reasonably be expected to have, a Material Adverse Effect.

       (b) Neither the business nor the Properties of the Company or any of the Subsidiaries are presently affected by any fire, explosion, accident, labor controversy, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty which could reasonably be expected to have a Material Adverse Effect.

       Section 6.05. Tax Returns and Payments. (a) The Company and each Subsidiary has filed all tax returns required by law to be filed by it (or obtained extensions with respect thereto) and has paid all taxes, assessments and other governmental charges levied upon it or any of its Properties, income or franchises which are shown to be due and payable on such returns and all other taxes and assessments payable by it, other than (i) those which are not past due, (ii) those which are presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves or other appropriate provisions, if any, as shall be required by GAAP have been made and
(iii) those not reflected on such returns the non-payment of which could not reasonably be expected to have a Material Adverse Effect. No contest referred to in the foregoing clause (ii) could reasonably be expected to have a Material Adverse Effect.

       (b) After due inquiry, the Company knows of no proposed tax assessment against the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. In the opinion of the Company, all tax liabilities of the Company and the Subsidiaries are adequately provided for on their respective books. The Federal income tax returns of the Company and the Subsidiaries have been audited by the Internal Revenue Service for all Fiscal Years up to and including the Fiscal Year ended December 31, 1990.

       (a) The Company and the Subsidiaries have no outstanding Indebtedness for Money Borrowed other than (i) the indebtedness evidenced by the Notes and the Guaranty, (ii) the indebtedness evidenced by the 1993 Notes and the 1993 Guaranty, (iii) the indebtedness outstanding under the Bank Loan Agreement, (iv) the indebtedness described in Schedule XIII and (v) other indebtedness permitted under Section 9.08 which indebtedness does not exceed $500,000 in the aggregate.

       (b) Each of the Loan Parties (i) has, and after giving effect to the Overall Transaction will have, capital sufficient to carry on its business and transactions and all the business and transactions in which it is about to engage, (ii) is, and after giving effect to the Overall Transaction will be, solvent and able to pay its debts as they mature and (iii) owns, and after giving effect to the Overall Transaction will own, Property having a value, both at fair valuation and present fair salable value, greater than the amount required to pay the probable liability on its debts.

       Section 6.07. Permits. The Company and each Subsidiary possess all Permits that are necessary or desirable in connection with the ownership, use or operation by it of its Properties and the conduct by it, in the ordinary course, of its business as now conducted and as currently proposed to be conducted, except those Permits the absence of which would not have a Material Adverse Effect. None of such Permits impose any material burden or restriction on the Company or any Subsidiary. The Company and the Subsidiaries are in compliance with all terms of such Permits. All such Permits are valid and in full force and effect and, to the Company's knowledge (after due inquiry), none are threatened to be revoked, cancelled, suspended or modified for any reason.

       Section 6.08. Material Contracts. Schedule V describes all Material Contracts existing on the date hereof. Each of such Material Contracts (a) has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, (b) is in full force and effect and
(c) except as reflected in Schedule V, has not been amended or modified, nor any provision thereof waived, in any respect. The Company and each Subsidiary has, and, to the Company's knowledge, all other parties to such Material Contracts have, performed and complied in all material respects with all of the terms and conditions set forth therein. No default by the Company any Subsidiary or, to the Company's knowledge, any such other party exists under any such Material Contract.

       Section 6.09. Title to Property, Etc. (a) The Company and each Subsidiary has good and indefeasible fee simple title to its real property and good and defensible title to all of its other Property, including the Property reflected in the balance sheets included in the Company Financials (other than Properties disposed of in the ordinary course of business), subject to no Lien of any kind except Permitted Liens which do not, individually or in the aggregate, materially affect or interfere with, or if used or availed of will not materially affect or interfere with, the occupancy, use or operation of such item of Property for its intended purpose or the peaceful and quiet use and enjoyment thereof by the Company or such Subsidiary, as the case may be.

       (b) No lease under which the Company or any Subsidiary is the lessee or is operating contains any provision which individually or in the aggregate interferes with the ordinary conduct of the business of the Company or such Subsidiary or otherwise could reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary enjoys peaceful and undisturbed possession under all leases under which it is the lessee or is operating, except where the absence of such possession would not have a Material Adverse Effect. All of such leases are valid and subsisting and no default by the Company, such Subsidiary or, to the Company's knowledge, any such other party exists thereunder.

       Section 6.10. Condition of Property. The facilities of the Company and the Subsidiaries, taken as a whole, are in a condition and state of repair which are sufficient and adequate to operate their respective businesses in a proper and efficient manner.

       Section 6.11.   Compliance with Applicable Laws, Permits and Contracts.
(a) Neither the Company nor any Subsidiary is in violation of (i) any provision of its Organizational Documents, (ii) any Applicable Permit or Applicable Contract (including the Bank Loan Agreement and the 1993 Note Agreement) or
(iii) any instrument evidencing or otherwise relating to Indebtedness for Money Borrowed (other than, in the case of the foregoing clauses (ii) and (iii), violations which, individually or collectively, could not reasonably be expected to have a Material Adverse Effect), and the execution, delivery and performance of the Loan Documents and the consummation of the Overall Transaction will not result in any violation of or constitute a default under any of the foregoing or result in the creation of (or impose any obligation on the Company or any Subsidiary to create) any Lien upon any Property of the Company or any Subsidiary.

       (b) Neither the Company nor any Subsidiary is in violation of any Legal Requirement other than violations which, individually or collectively, will not have a Material Adverse Effect, and the execution, delivery and performance of the Loan Documents and the consummation of the Overall Transaction will not result in a violation of any Legal Requirement.

       (c) Except for this Agreement, the Bank Loan Agreement, the 1993 Note Agreement, the agreement evidencing the Pantbelaning Indebtedness and the agreement evidencing the Harvey & Thompson Indebtedness, neither the Company nor any Subsidiary is a party to or bound by any Permit, agreement or instrument (including its Organizational Documents) which contains any restrictions or limitations on the incurrence by the Company or such Subsidiary of any Indebtedness for Money Borrowed.

       (d) Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness for Money Borrowed of the Company or such Subsidiary.

       Section 6.12. Litigation, Etc. No action, suit, investigation or proceeding is pending or, to the knowledge of the Company (after due inquiry), threatened against or affecting the Company or any Subsidiary or any Property of the Company or any Subsidiary which (a) individually or collectively, could reasonably be expected to have a Material Adverse Effect or (b) questions the validity of any Loan Document or any action taken or to be taken pursuant thereto.

       Section 6.13. ERISA. Neither the Company nor any member of its ERISA Group has ever maintained or contributed to, or had an obligation or liability to contribute to, any Plan. Each Benefit Arrangement is (and has been) maintained and operated in compliance in all material respects with the applicable provisions of ERISA, the Code and other Legal Requirements. Neither the Company nor any member of the ERISA Group has failed to timely make any required contribution or payment to or in respect of any Benefit Arrangement. No Benefit Arrangement provides post employment health benefits except as required by Part 6 of Subtitle B of ERISA. No litigation, investigation or claim (other than a routine, undisputed claim for benefits) is pending or, to the knowledge of the Company (after due inquiry), threatened or anticipated concerning any Benefit Arrangement. The Company and/or the members of its ERISA Group may at any time unilaterally, without the consent of any Person, terminate any and/or all Benefit Arrangement(s) without incurring any material liability. The execution and delivery of this Agreement and the other Loan Documents and the issue and sale of the Notes will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of the Purchaser in Article VII as to the source of the funds to be used to pay the purchase price of the Notes.

       Section 6.14. No Governmental Consents Required for Overall Transaction. Neither the nature of the Company nor any Subsidiary, nor the business or Properties of the Company or any Subsidiary, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Authority in connection with the execution and delivery of this Agreement, the other Loan Documents or the consummation of the Overall Transaction other than routine SEC filings by the Company under the Exchange Act.

       Section 6.15. Offering of Notes. Neither the Company nor its Affiliates nor anyone acting on its or their behalf has, directly or indirectly, (a) offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchaser or (b) taken or will take any action which would require the issuance or sale of the Notes to be registered pursuant to the provisions of section 5 of the Securities Act or pursuant to the provisions of any securities or Blue Sky law of any jurisdiction.

       Section 6.16. Use of Proceeds. The Company will apply the proceeds of the sale of the Notes in accordance with Article IV. No indebtedness being reduced or retired, directly or indirectly, out of the proceeds of the sale of the Notes was incurred for the purpose of purchasing or carrying any stock which is currently a "margin stock" (as defined in Section 4.02), and the Company neither owns nor has any present intention of acquiring any amount of "margin stock." None of the proceeds of the sale of the Notes will be used to acquire any security in any transaction which is subject to section 13 or 14 of the Exchange Act, including particularly sections 13(d) and 14(d) thereof.

       Section 6.17. Foreign Assets Control Regulations, Etc. Neither the issue and sale of the Notes by the Company nor its use of the proceeds thereof as contemplated by this Agreement will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

       Section 6.18.   Status Under Certain Federal Statutes.  No Loan Party is
(a) an "investment company" or a Person "controlled" by or acting on behalf of an "investment company," in each case within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (c) a "public utility" as such term is defined in the Federal Power Act, as amended, (d) a "rail carrier or a person controlled by or affiliated with a rail carrier", within the meaning of Title 49, U.S.C., or (e) a "carrier" to which 49 U.S.C. Section 11301(b)(1) is applicable.

       Section 6.19. Environmental Matters. (a) The Company and each Subsidiary has all Environmental Permits necessary for the conduct of its business and for the ownership, use, maintenance and operation of its assets, and is in compliance with all material terms thereof. All such Environmental Permits are valid and in full force and effect and, to the Company's knowledge, none are threatened to be revoked, cancelled, suspended or modified adversely for any reason. As to any such Environmental Permit that is about to expire or is needed for the proposed conduct of its business, the Company or such Subsidiary, as the case may be, has timely and properly applied for renewal or receipt of the same or, if such Permit is not reasonably expected to be renewed, such nonrenewal will not have a Material Adverse Effect.

       (b) Without in any manner limiting any other representations and warranties set forth in this Agreement:

                (i) neither the Company nor any Subsidiary, nor any real property or facility presently owned, used, maintained or operated by the Company or any Subsidiary, nor any of the other assets of the Company or any Subsidiary is in violation of or is in noncompliance with, any Environmental Laws, except for violations or noncompliances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

                (ii)   without in any manner limiting the generality of clause
       (i) above:

                       (A) no Hazardous Materials have been used, generated, manufactured, transported, stored or treated, or disposed of, landfilled or in any other way Released by or on behalf of the Company or any Subsidiary, except for those of the foregoing activities which, individually or in the aggregate, could not have a Material Adverse Effect, and

                       (B) to the Company's knowledge, no Hazardous Materials have been used, generated, manufactured, stored or treated, or disposed of, landfilled or in any other way Released (and no Release is threatened), by any Person other than the Company or any Subsidiary on, under, about or from any Property now or previously owned, used, maintained or operated by the Company or any Subsidiary or any Property adjacent to any such Property except for those of the foregoing activities (including Releases and threatened Releases) which, individually or in the aggregate, could not have a Material Adverse Effect;

                       (C) neither the Company nor any Subsidiary is subject, as a result of the operation or condition of its business or assets prior to or at Closing, to any (1) contingent liability in connection with any Release or threatened Release of any Hazardous Materials into the environment whether on or off any Property owned, used, maintained or operated by the Company or such Subsidiary or (2) reclamation or remediation requirements under Environmental Laws, or any reporting requirements related thereto, except for liabilities or requirements which, individually or in the aggregate, could not have a Material Adverse Effect;

                       (D) neither the Company nor any Subsidiary has been named as a potentially responsible party under, and none of its Property has been nominated or identified as a facility which is subject to an existing or potential claim under, CERCLA or comparable Environmental Laws, and no such Property is subject to any Lien arising under Environmental Laws;

                       (E)  the Company and each Subsidiary has all
                environmental and pollution control equipment necessary for (1) compliance in all material respects with all Environmental Laws (including all applicable Permits) and (2) operation of the business of the Company or such Subsidiary as it is presently conducted;

                       (F) no Hazardous Materials have been incorporated into or contained in any of the personal property or improvements to real property owned, used, maintained or operated by the Company or any Subsidiary such that such Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

                       (G) none of the locations where Hazardous Materials have been used, generated, manufactured, stored, treated, recycled, disposed of or Released by or on behalf of the Company or any Subsidiary has been nominated or identified as a facility which may be subject to an existing or potential claim under CERCLA or comparable Environmental Laws;

                       (H) to the knowledge of the Company, none of the offsite locations where Hazardous Materials from any of the assets of the Company or any Subsidiary have been stored, treated, recycled, disposed of or Released has been nominated or identified as a facility which may be subject to an existing or potential claim under CERCLA or comparable Environmental Laws;

                       (I) neither the Company nor any Subsidiary has received any written notices of (1) any violation of, noncompliance with or remedial obligation under Environmental Laws relating to the ownership, use, maintenance, operation of, or conduct of business related to, any Property of the Company or such Subsidiary or (2) any Release or threatened Release of Hazardous Materials, except for violations, noncompliances, obligations, Releases or threatened Releases which, individually or in the aggregate, could not have a Material Adverse Effect;

                       (J) there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened relating to the ownership, use, maintenance, operation of, or conduct of business related to, any Property of the Company or any Subsidiary arising out of or relating to Environmental Laws, nor does the Company or any Subsidiary have knowledge (after due inquiry) of any basis for any of the foregoing, except for writs, injunctions, decrees, orders, judgments, lawsuits, claims, proceedings or investigations which, individually or in the aggregate, could not have a Material Adverse Effect;

                       (K) no underground or aboveground storage tanks or surface impoundments are located at any Property owned, used, maintained or operated by the Company or any Subsidiary other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

                       (L) there are no material obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company or any Subsidiary has agreed to, assumed or retained, by contract or otherwise.

       Section 6.20. Books and Records. The Company maintains books, records and accounts with respect to itself and the Subsidiaries which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of their assets, and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in accordance with GAAP, and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

       Section 6.21. Fiscal Year. The fiscal year of the Company and each Subsidiary coincides with the calendar year.

       Section 6.22. Brokerage. All negotiations relative to this Agreement, the other Loan Documents and the transactions contemplated hereby have been carried on by the Company and the other Loan Parties without the intervention of any Person which might give rise to a valid claim against the Purchaser for a brokerage commission or other like payment.

       Section 6.23. Labor Matters. Schedule IX lists each employment, consultant or similar agreement and all labor contracts and collective bargaining agreements to which the Company or any Subsidiary is a party or by which it is bound. Except as otherwise listed on Schedule IX, no strikes or other labor disputes are pending or threatened against the Company or any Subsidiary. All payments due from the Company or any Subsidiary on account of employee health and welfare insurance have been paid or, if not due, have been accrued as liabilities on the books of the Company or such Subsidiary.

       Section 6.24. Patents, Trademarks, Etc. The Company and each Subsidiary owns, or is licensed or otherwise has the lawful right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as now conducted and as proposed to be conducted. All tradenames used by the Company or any Subsidiary are listed on Schedule X. Assumed name certificates have been duly filed of record with appropriate Governmental Authorities for each of such tradenames.

       Section 6.25. Chief Executive Office. The chief executive office of the Company and the office where it maintains its records is located at 1600 West 7th Street, Fort Worth, Texas 76102-2599.

       Section 6.26. Permitted Investments. Schedule XI specifies the aggregate amount of each investment held by the Company and any of its Subsidiaries on the date hereof other than those permitted by clauses (a) through (j) of Section 9.11.

       Section 6.27. Liens. None of the Properties of the Company or any Subsidiary is subject to any Lien other than Permitted Liens.

       Section 6.28. Full Disclosure. (a) Neither this Agreement (including the Schedules and Exhibits hereto), the other Loan Documents, the Company Financials, the instruments described in Section 6.03(a) nor any document delivered by the Company or any of its Affiliates pursuant to Article III contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which the same were made.

       (b) There is no fact (excluding general economic conditions not peculiar to the Company or any Subsidiary) which (i) has had a Material Adverse Effect or, in the opinion of any Responsible Officer of the Company, could reasonably be expected in the future to have a Material Adverse Effect and (ii) has not been set forth in this Agreement (including the Schedules and Exhibits hereto) or in the Company Financials.

                                  ARTICLE VII

                    PURCHASE FOR INVESTMENT; SOURCE OF FUNDS

       Section 7.01. Representations of the Purchaser. (a) The Purchaser hereby represents to the Company that the Purchaser (i) is purchasing the Notes for its own account for investment and not with a view to, or for sale in connection with, the distribution thereof or with any present intention of distributing or selling any of the Notes, provided that the disposition of the Purchaser's property shall at all times be within its control, (ii) is an "accredited investor", as defined in Regulation D under the Securities Act, and
(iii) (x) has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the investment in the Notes and (y) is able to bear the economic risk of such investment. The Purchaser understands that the Notes have not been registered under the Securities Act and may not be sold or otherwise transferred by the Purchaser except pursuant to an effective registration statement under such Act or pursuant to an available exemption therefrom under such Act.

       (b) The Purchaser further represents to the Company that the source of funds to be used by the Purchaser to pay the purchase price of the Notes is an "insurance company general account" within the meaning of proposed Department of Labor Prohibited Transaction Class Exemption ("PTCE"), DOL Application No. D-9662, 59 Fed. Reg. 43134 (Aug. 22, 1994), (assuming for the purpose hereof that such proposed PTCE will be adopted in substantially similar form to the proposed form) and the Purchaser has identified that there is no "employee benefit plan" (within the meaning of section 3(3) of ERISA or section 4975(e)(1) of the Code), treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the reserves for all contracts held by or on behalf of such plan exceed, ten percent (10%) of the total liabilities of such general account.


                                  ARTICLE VIII

                             AFFIRMATIVE COVENANTS


       Section 8.01. Financial Statements, Reports and Documents. The Company shall deliver to each Holder (in duplicate):

                (a) as soon as available, and in any event within 45 days, after the end of each Fiscal Quarter (other than the last Fiscal Quarter in any Fiscal Year), a consolidated balance sheet of the Company and the Consolidated Subsidiaries (in reasonable detail) as of the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of the Company and the Consolidated Subsidiaries (in reasonable detail) for such Fiscal Quarter and for the portion of the current Fiscal Year ending on the last day of such Fiscal Quarter, in each case (i) prepared in accordance with GAAP and (ii) setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, which financial statements shall be certified (subject to normal year-end audit adjustments) as to fairness of presentation, compliance with GAAP and consistency with prior periods by a Responsible Officer of the Company, it being understood that no such statement need be accompanied by complete footnotes;

                (b) as soon as available, and in any event within 90 days, after the end of each Fiscal Year, a consolidated balance sheet of the Company and the Consolidated Subsidiaries (in reasonable detail) as of the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of the Company and the Consolidated Subsidiaries (in reasonable detail) for such Fiscal Year, in each case (i) prepared in conformity with GAAP and (ii) setting forth in comparative form the figures for the preceding Fiscal Year, which financial statements shall be accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by the Company) of the Independent Accountants stating that such financial statements, in the opinion of the Independent Accountants, present fairly the consolidated financial position of the Company and the Consolidated Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the period covered thereby in conformity with GAAP consistently applied (except for changes in which the Independent Accountants concur) and that the examination of the Independent Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, an Officers' Certificate (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 9.01, 9.02, 9.03, 9.04, 9.05, 9.06 and
       9.07 on the date of such financial statements, (ii) stating that the signers have reviewed this Agreement and the other Loan Documents and have made, or caused to be made under their supervision, a review of the transactions and condition of the Company during the accounting period covered by such financial statements and (iii) stating that such review did not disclose the existence during or at the end of such accounting period of any Default or, if any Default exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

                (d) simultaneously with the delivery of each set of financial statements referred to in clause (b) above, a written statement by the Independent Accountants giving the opinion thereon stating (i) that their audit has included a review of the terms of this Agreement and that such review is sufficient to enable them to make the statement referred to in clause (iv) of this paragraph (d) (it being understood that such Independent Accountants shall not be required to conduct or make any special or additional audit procedures or examinations for purposes of such written statement, other than those required by generally accepted auditing standards, and that their audit will not have been directed primarily toward obtaining knowledge of any Default), (ii) whether, in the course of their audit, they obtained knowledge (and whether, as of the date of such written statement, they have knowledge) of the existence and continuance of any Default and, if so, specifying the nature and period of existence thereof, (iii) that they have examined the Officers' Certificate delivered in connection therewith pursuant to clause (c) above and (iv) that the matters set forth in such Officers' Certificate pursuant to subclause (i) of clause
       (c) above have been properly stated in accordance with this Agreement;

                (e) promptly upon receipt thereof, a copy of each management letter submitted to the Company by the Independent Accountants (and each response of the Company thereto), it being understood and agreed that all material items which are furnished to the Holders pursuant to this clause (e) shall be treated as confidential if such items are not previously known to any Holder and if, and so long as, such items are not generally available to the public, but nothing herein contained shall limit or impair the right of any Holder to (i) disclose such items to any other Holder, any prospective Transferee, the National Association of Insurance Commissioners or any Governmental Authority,
       (ii) disclose such
       items in connection with any litigation, investigation or similar proceeding, (iii) use such information to the extent pertinent to an evaluation of the Obligations or to enforce compliance with the terms and conditions of this Agreement, (iv) take any action required by law or (v) take any lawful action which such Holder deems necessary to protect its interests under this Agreement or any other Loan Document;

                (f) promptly upon becoming available, a copy of each consolidating balance sheet and income statement of the Company and the Consolidated Subsidiaries prepared by or on behalf of the Company after the date hereof, including those prepared in connection with any federal income tax return for the Company or any Subsidiary;

                (g) promptly upon transmission thereof, a copy of each (i) financial statement, proxy statement, notice and report sent or made available by the Company to its security holders in compliance with the Exchange Act or any comparable federal or state laws relating to the disclosure by any Person of information to its security holders, (ii) regular and periodic report, registration statement (excluding exhibits) and prospectus filed by the Company with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions and (iii) press release or other statement made available by the Company to the public concerning material developments in the business of the Company;

                (h) as soon as practicable, and in any event within two Business Days, after the Company obtains knowledge of any Default, an Officers' Certificate specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

                (i) as soon as practicable, and in any event within ten Business Days, after the Company obtains knowledge of any condition (excluding general economic conditions not peculiar to the Company or any Subsidiary), happening or event which, in the opinion of the Board of Directors or any Responsible Officer of the Company, could reasonably be expected to have a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

                (j) promptly, a copy of each Material Contract entered into or assumed by the Company after the date hereof and each amendment, supplement or modification entered into after the date hereof in respect of any Material Contract; and

                (k) such other information concerning the business, financial condition, results of operation, prospects or Properties of the Company or any of any Subsidiary as any Holder shall reasonably request.

       Section 8.02. Payment of Principal, Interest and Premium. The Company will duly and punctually pay the principal of, and interest and premium (if any) on, the Notes in accordance with the terms of the Notes and this Agreement.

       Section 8.03. Payment of Taxes, Claims and Indebtedness. The Company will, and will cause each Subsidiary to, pay and discharge, as and when due and payable, (a) all taxes, assessments and governmental charges or levies imposed upon it or any of its Properties or in respect of any of its franchises, business, income or profits, (b) all claims (including claims for labor, services, materials and supplies) for sums which, if unpaid, might become a Lien upon any of its Property and (c) all of its other indebtedness in excess of $500,000; provided, however, that no such tax, assessment, charge or levy, claim or indebtedness (other than the Obligations) need be paid if and so long as (i) no Default shall be in existence, (ii) the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and (iii) such reserves or other appropriate provision (if any) as shall be required by GAAP shall have been made therefor.

       The Company will, and will cause each Subsidiary to, (a) preserve and keep in full force and effect (except as permitted by Section 9.16) its corporate or partnership, as the case may be, existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, (b) qualify and remain qualified as a foreign Person authorized to do business in each jurisdiction in which such qualification is required and (c) carry on and conduct its business (i) in the ordinary course, (ii) in an orderly and efficient manner consistent with good business practices and (iii) in accordance, in all material respects, with all Legal Requirements.

       Section 8.05. Compliance with Loan Documents. The Company will, and will cause each Subsidiary to, promptly comply with any and all covenants and provisions of each Loan Document to which it is a party.

       Section 8.06. Compliance with Contracts and Permits. The Company will, and will cause each Subsidiary to, comply with all of its Applicable Contracts and Applicable Permits except for noncompliances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

       Section 8.07. Inspection. (a) The Company will, and will cause each Subsidiary to, permit any Person designated by any Holder, at all reasonable times, to (i) visit and inspect any of its Properties, (ii) examine, copy or make excerpts from, any and all books, records, software, documents and other information in the possession of the Company or such Subsidiary and relating to its affairs and (iii) discuss its affairs, finances and accounts with its directors, officers and independent public accountants; and, by this provision, the Company (on behalf of itself and each Subsidiary) irrevocably authorizes such accountants to discuss with such Person the affairs, finances and accounts of the Company and such Subsidiary. All such visits and inspections shall be at the expense of such Holder unless a Default shall exist, in which event the reasonable costs and expenses associated with all such events and inspections shall be for the account of the Company.

       (b) The Company will keep at its principal executive office a true copy of this Agreement and each other Loan Document and cause the same to be available for inspection at said office during normal business hours by any Holder or any Transferee or prospective Transferee designated by any Holder.

       Section 8.08. Books and Records. The Company will, and will cause each Subsidiary to, (a) maintain (in accordance with good accounting practices and all Legal Requirements) complete and accurate books, records and accounts accurately and fairly reflecting its transactions in reasonable detail and (b) maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

                (i) its transactions are executed in accordance with management's general or specific authorization;

                (ii) its transactions are recorded as necessary (A) to permit preparation of financial statements in accordance with GAAP and (B) to maintain accountability for its assets;

                (iii) access to its assets is permitted only in accordance with management's general or specific authorization; and

                (iv) the recorded accountability for its assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

       Section 8.09. Compliance with Legal Requirements. (a) The Company will, and will cause each Subsidiary to, comply with all Legal
Requirements applicable to it or any of its Properties, business, operations or transactions except for noncompliances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

       (b) Without limiting the foregoing, the Company will, and will cause each Subsidiary to, (i) comply in a timely fashion with, or operate pursuant to valid waiver of the provisions of, all Environmental Laws, including any such Laws relating to contamination from any Hazardous Materials except for noncompliances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) notify each Holder promptly in the event of any material violation of any Environmental Law and (iii) promptly forward to each Holder a copy of any Permit, order, notice, application or other communication or report in connection with any material matter relating to the Environmental Laws as they may affect it or any of its Properties.

       Section 8.10. Insurance. The Company will, and will cause each Subsidiary to, maintain in full force and effect, with sound and reputable insurers, such insurance on its Properties and business against such casualties, risks, liabilities and contingencies, and in such types and amounts, as are consistent with customary practices and standards of companies engaged in similar businesses; provided, however, except as may be required by any Legal Requirement, neither the Company nor any Subsidiary shall be required to maintain (i) business interruption insurance or (ii) insurance on its inventories.

       Section 8.11. Authorizations and Approvals. The Company will, and will cause each Subsidiary to, promptly obtain, from time to time at its own expense, all such Permits as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents.

       Section 8.12. Maintenance of Properties. (a) The Company will, and will cause each Subsidiary to, protect and maintain (or cause to be protected or maintained), in good repair, working order and condition (ordinary wear and tear excepted), all Properties used or intended for use in its business.

       (b) From time to time, the Company will, and will cause each Subsidiary to, make (or cause to be made) all appropriate repairs, renewals and replacements thereof so that, at all times, it may conduct its business properly and efficiently and in accordance with all Legal Requirements; provided that failure to perform this paragraph (b) in accordance with its terms will not constitute an Event of Default unless such failure could have a Material Adverse Effect.

       (c) The Company will, and will cause each Subsidiary to, comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies Property; provided that nothing in this paragraph (c) shall require the Company or any Subsidiary to comply with any such provision unless the noncompliance with such provision could reasonably be expected to have a Material Adverse Effect.

       Section 8.13. Ownership of Subsidiaries. The Company will, at all times, directly or indirectly own and hold the entire legal title to and beneficial interest in all outstanding Stock (other than directors' qualifying shares, if any, to the extent required by applicable law) of each Subsidiary, in each case free and clear of all Liens.

       Section 8.14. Further Assurances. The Company will, and will cause each Subsidiary to, promptly take all such actions as the Required Holders may, at any time or from time to time, reasonably request in order to (i) further carry out and consummate the Overall Transaction or (ii) comply with or accomplish the covenants and agreements of the Loan Parties in any of the Loan Documents.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

       Until payment in full of the Notes and all other Obligations, the Company covenants and agrees as follows:

       Section 9.01. Consolidated Indebtedness for Money Borrowed. The Company will not permit Consolidated Indebtedness for Money Borrowed, as of the last day of any Fiscal Quarter commencing on or after January 1, 1995, to be greater than the amount determined by multiplying the Applicable Percentage for such date times the sum of (a) Consolidated Indebtedness for Money Borrowed as of such date and (b) Consolidated Tangible Net Worth as of such date. As used in this
Section 9.01, "Applicable Percentage" means the following:

     For the Fiscal Quarter Ending On             Applicable Percentage
     --------------------------------             ---------------------
March 31, 1995 through September 30, 1997                57.5%
December 31, 1997                                        55%
March 31, 1998 through September 30, 1998                57.5%
December 31, 1998                                        55%
March 31, 1999 through September 30, 1999                55%
December 31, 1999                                        52.5%
March 31, 2000 through September 30, 2000                55%
December 31, 2000                                        52.5%
March 31, 2001 through September 30, 2001                55%
December 31, 2001                                        52.5%
March 31, 2002 through September 30, 2002                55%
December 31, 2002                                        52.5%
March 31, 2003 through September 30, 2003                55%
December 31, 2003                                        52.5%
March 31, 2004 through September 30, 2004                55%
December 31, 2004                                        52.5%
March 31, 2005 through September 30, 2005                55%
December 31, 2005                                        52.5%
March 31, 2006 through September 30, 2006                55%
December 31, 2006                                        52.5%
March 31, 2007 through September 30, 2007                55%

       Section 9.02. Consolidated Tangible Net Worth. The Company will not permit Consolidated Tangible Net Worth at any time to be less than the sum of
(a) $86,000,000 plus (b) 50% of Consolidated Adjusted Net Income (but only if positive) for each Fiscal Quarter ending after December 31, 1992.

       Section 9.03. Current Assets to Current Liabilities Ratio. The Company will not permit the ratio of (a) Consolidated Current Assets to (b) Consolidated Current Liabilities to be less than 3.5 to 1 as of the last day of any Fiscal Quarter commencing on or after January 1, 1995.

       Section 9.04. Current Assets to Total Indebtedness Ratio. The Company will not permit the ratio of (a) Consolidated Current Assets to (b) Consolidated Current Liabilities plus Consolidated Funded Debt to be less than
1.25 to 1 as of the last day of any Fiscal Quarter commencing on or after January 1, 1995. As used in this Section 9.04, "Consolidated Funded Debt" means, at any time, Consolidated Indebtedness for Money Borrowed at such time, provided that in no event shall Consolidated Funded Debt include any obligation included in Consolidated Current Liabilities.

       Section 9.05. Inventory Turnover. The Company will not at any time permit the ratio of (a) cost of goods sold by the Company and the Consolidated Subsidiaries for the Computation Period (as shown on the consolidated statements of income delivered by the Company pursuant to clause (a) or (b) of
Section 8.01 with respect to the Computation Period) to (b) the Average Monthly Inventory for the Computation Period to be less than 1.65 to 1. As used in this Section 9.05, (i) "Computation Period" means, at any time, the 12-month period ended on the date of the most recent balance sheet delivered (or required to be delivered) by the Company pursuant to clause (a) or (b) of
Section 8.01 and (ii) "Average Monthly Inventory" means, when used with reference to any Computation Period, the amount determined by dividing (A) the aggregate amounts of inventory appearing on the books of the Company and the Consolidated Subsidiaries as of the last day of each calendar month within such Computation Period by (B) twelve.

       Section 9.06. Fixed Charge Coverage. The Company will not at any time permit the ratio of (a) the sum of Consolidated Adjusted Net Income for the Computation Period plus the aggregate amount of all taxes, rents, leases and interest expenses deducted from gross income to obtain such Consolidated Adjusted Net Income to (b) the aggregate amount of all such rents, leases and interest expenses so deducted to be less than (i) 1.8 to 1 if the Computation Period ends on or before December 31, 1995, (ii) 1.85 to 1 if the Computation Period ends after December 31, 1995 but on or before December 31, 1996, and
(iii) 1.9 to 1 if the Computation Period ends after December 31, 1996. As used in this Section 9.06, "Computation Period" means, at any time, the period of four consecutive Fiscal Quarters ended on the date of the most recent balance sheet delivered (or required to be delivered) by the Company pursuant to clause
(a) or (b) of Section 8.01.

       Section 9.07. Restricted Payments. (a) The Company will not, and will not permit any Subsidiary to, (i) declare or make any dividends or distributions on any of its Stock (other than dividends payable in shares of its Stock), (ii) purchase, redeem or acquire for value any of the Company's or any Subsidiary's Stock, (iii) make any principal payment on (or make any payment, transfer or deposit for the purpose of canceling, extinguishing, satisfying or defeasing) any indebtedness of the Company which is subordinate in right of payment to the Notes or any other Obligation, (iv) set aside funds for any such purposes or (v) become liable to do any of the foregoing (in each case, a "Restricted Payment") unless, immediately after giving effect thereto,
(A) no Default shall exist and (B) the aggregate amount of all Restricted Payments made by the Company and all Subsidiaries since May 1, 1993 does not exceed 20% of Consolidated Adjusted Net Income for the period commencing on January 1, 1992.

       (b) Notwithstanding the foregoing provisions of this Section 9.07, the Company may, so long as no Default shall be in existence or shall result therefrom, purchase, redeem or acquire shares of the Company's capital stock with the net cash proceeds received by the Company during the immediately preceding 18-month period from the sale of other shares of the Company's capital stock, in which event both the receipt and expenditure of such proceeds shall be excluded from any calculation under paragraph (a) above.

       (c) Nothing in this Section 9.07 shall prohibit any Subsidiary from making any Restricted Payment to the Company or any Wholly-Owned Subsidiary, and no such Restricted Payment shall be taken into account in any calculation under paragraph (a) above.

       Section 9.08. Limitation on Indebtedness. (a) The Company will not incur, create, assume or have outstanding any indebtedness, except:

                (1) (A) indebtedness of the Company arising out of this Agreement and the other Loan Documents and (B) indebtedness of the Company arising out of the 1993 Note Agreement and the other 1993 Loan Documents;

                (2) indebtedness of the Company arising out of the Bank Loan Agreement;

                (3) purchase money indebtedness (not to exceed $10,000,000 in the aggregate for the Company and all Subsidiaries at any time outstanding);

                (4) current liabilities for taxes and assessments incurred in the ordinary course of business and not yet due, and other liabilities for unpaid taxes being contested in good faith by the obligor the payment of which is not at the time required by Section 8.03;

                (5) current indebtedness (other than indebtedness for borrowed money or purchase money indebtedness) for accounts payable or other claims (including claims for labor, services, materials and supplies) incurred in the ordinary course of business, provided that all such accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms, except for those being contested in good faith by the obligor and the payment of which is not at the time required by Section 8.03;

                (6) contingent liabilities resulting from the endorsement of negotiable instruments in the ordinary course of business;

                (7) indebtedness constituting Assurances of the Company permitted by Section 9.09;

                (8) indebtedness for borrowed money of the Company owing to any Subsidiary, but only if permitted by Section 9.11;

                (9) indebtedness secured by Liens described in clause (j) of the definition of "Permitted Liens" in Section 2.01; and

                (10) indebtedness for borrowed money of the Company not otherwise permitted by the foregoing provisions of this Section 9.08(a) if (A) immediately after giving effect the incurrence or assumption thereof by the Company, the Company is in compliance with Sections 9.01, 9.02, 9.03, 9.04, 9.05 and 9.06 and (B) at the time of the incurrence or assumption thereof by the Company and immediately thereafter, no Default shall exist.

       (b) The Company will not permit any Subsidiary to incur, create, assume or have outstanding any indebtedness, except:

                (1) (A) indebtedness of Subsidiaries arising out of this Agreement and the other Loan Documents and (B) indebtedness of Subsidiaries arising out of the 1993 Guaranty;

                (2) purchase money indebtedness (not to exceed $10,000,000 in the aggregate for the Company and all Subsidiaries at any time outstanding);

                (3) current liabilities for taxes and assessments incurred in the ordinary course of business and not yet due, and other liabilities for unpaid taxes being contested in good faith by the obligor the payment of which is not at the time required by Section 8.03;

                (4) current indebtedness (other than indebtedness for borrowed money or purchase money indebtedness) for accounts payable or other claims (including claims for labor, services, materials and supplies) incurred in the ordinary course of business, provided that all such accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms, except for those being contested in good faith by the obligor and the payment of which is not at the time required by Section 8.03;

                (5) contingent liabilities resulting from the endorsement of negotiable instruments in the ordinary course of business;

                (6) indebtedness constituting Assurances of Subsidiaries permitted by Section 9.09;

                (7) indebtedness for borrowed money of any Subsidiary owing to the Company or to any other Subsidiary, but only if permitted by
       Section 9.11;

                (8) indebtedness secured by Liens described in clause (j) of the definition of "Permitted Liens" in Section 2.01;

                (9) other indebtedness of any Subsidiary not otherwise permitted by the foregoing provisions of this Section 9.08(b), but (A) only if such indebtedness is outstanding on the date hereof and described in Schedule VIII and (B) excluding any extensions, renewals and rearrangements of such indebtedness;

                (10) (A) in the case of Pantbelaning, the Pantbelaning Indebtedness, (B) in the case of Pantbelaning, Thomas Hjelm, and the Thomas Hjelm Affiliates, Indebtedness for Money Borrowed (not to exceed SEK 55,000,000 in the aggregate at any time outstanding) incurred after the date hereof pursuant to a credit facility to be extended by one or more banks, but only if no Default shall be in existence at the time of the incurrence of such indebtedness, and (C) in the case of Harvey & Thompson Limited, the Harvey & Thompson Indebtedness; provided that the Indebtedness for Money Borrowed described in clauses (A), (B) and (C) described above may be extended, renewed or refinanced so long as there is no increase in principal amount of such Indebtedness for Money Borrowed and so long as no Default shall be in existence or shall occur upon such extension, renewal or refinancing; and

                (11) in the case any Wholly-Owned Subsidiary acquired by the Company after the date hereof in accordance with Section 9.20(a)(1), all indebtedness of such Subsidiary outstanding on the date of its acquisition by the Company, but (i) only if the amount of such indebtedness, when aggregated with the total amount of all other indebtedness of all Persons (including such Wholly-Owned Subsidiary) outstanding pursuant to this clause (11), does not exceed $750,000, (ii) only if such indebtedness was incurred, created or assumed by such Subsidiary prior to its acquisition by the Company and not in anticipation of, or in connection with, such acquisition and (iii) excluding any extensions, renewals and rearrangements of such indebtedness.

       Section 9.09. Assurances. The Company will not, and will not permit any Subsidiary to, enter into, assume or become or be liable in respect of any Assurance, except for (i) Assurances by the Company of indebtedness of Subsidiaries permitted by Section 9.08(b), (ii) Assurances by one or more Guarantors of indebtedness (other than the Obligations) of the Company permitted by Section 9.08(a) but only if and so long as the Guaranty is in full force and effect, (iii) Assurances of the Guarantors evidenced by the Guaranty,
(iv) Assurances by the Company and the Guarantors of the Pantbelaning Indebtedness, and (v) other Assurances not otherwise permitted by this Section
9.09 but only to the extent that the aggregate amount of all indebtedness relating to such Assurances does not exceed $500,000.

       Section 9.10. Negative Pledge. The Company will not, and will not permit any Subsidiary to, assume, create or suffer to exist any Lien upon any of its Properties (whether now owned hereafter acquired) except Permitted Liens.

       Section 9.11. Limitation on Investments. The Company will not, and will not permit any Subsidiary to, make or have outstanding any Investments in any Person, except for:

                (a) pawn transactions and pawn loans made in the ordinary course of business;

                (b) travel advances and other similar advances made to employees in the ordinary course of business;

                (c) advances and extensions of credit (in the form of accounts receivable) made to customers in the ordinary course of business;

                (d) advances and deposits made by the Company or any Subsidiary in the ordinary course of business to contractors performing services for the Company or such Subsidiary, as the case may be;

                (e) in the case of the Company, Investments in Wholly-Owned Subsidiaries (including Wholly-Owned Subsidiaries acquired after the date hereof in accordance with Section 9.20(a)(1)) resulting from its acquisition or ownership of Stock of, or capital contributions to, such Subsidiaries but, in each case, only to the extent not prohibited by
       Section 9.20;

                (f) in the case of any Subsidiary, Investments in the Company;

                (g) in the case of any Subsidiary, Investments in Wholly-Owned Subsidiaries (including Wholly-Owned Subsidiaries acquired after the date hereof in accordance with Section 9.20(a)(1)) resulting from its acquisition or ownership of Stock of, or capital contributions to, such Wholly-Owned Subsidiaries but, in each case, only to the extent not prohibited by Section 9.20;

                (h) loans and advances by the Company to any Wholly-Owned Subsidiary, provided that, in the case of any such loan or advance made after the date hereof, no Default shall exist either immediately before or after giving effect thereto;

                (i) loans and advances made by any Subsidiary to the Company or to any Wholly-Owned Subsidiary;

                (j)    Temporary Cash Investments;

                (k)    other Investments not otherwise permitted by this
       Section 9.11, but only if owned by the Company and/or any Subsidiary on the date hereof and described in Schedule XI; and

                (l) other Investments made after the date hereof and not otherwise permitted by this Section 9.11, provided that neither the Company nor any Subsidiary shall make any Investment under this clause
       (l) if a Default shall be in existence immediately before or after such Investment or if the amount of such Investment, when aggregated with the total amount of all other Investments then outstanding under this clause
       (l), exceeds 7.5% of Consolidated Tangible Net Worth as of the date of such Investment.

       Section 9.12. Alteration of Contracts, Etc. The Company will not, and will not permit any Subsidiary to, (a) cancel, terminate, surrender, release, alter, amend, modify or supplement any Applicable Contract or Applicable Permit, (b) waive timely performance of any of the provisions of any Applicable Contract or Applicable Permit or (c) consent or agree to, or permit, any of the foregoing, provided that any such action may be taken if the Company shall determine in good faith that such action could not reasonably be expected to have a Material Adverse Effect.

       Section 9.13. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction with, or pay any management fees to, any of its Affiliates except in the ordinary course of business and then only upon terms that are no less favorable to Company or such Subsidiary, as the case may be, than would be obtainable at the time in arms'-length transactions with Persons which are not Affiliates of the Company or such Subsidiary, as the case may be, provided that this Section 9.13 shall not apply to transactions between the Company and any Wholly-Owned Subsidiary or to any management fees payable by any Subsidiary to the Company or any Wholly-Owned Subsidiary.

       Section 9.14. Limitation on Sale or Issuance of Subsidiary Stock. (a) The Company will not permit any Subsidiary to issue or sell any shares of Stock (or any securities convertible into or exchangeable for or carrying rights to subscribe for shares of Stock) of such Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary.

       (b) The Company will not (i) sell, transfer or otherwise dispose of any shares of Stock (or any securities convertible into or exchangeable for or carrying rights to subscribe for shares of Stock) of any Subsidiary or (ii) permit any Subsidiary to sell, transfer or otherwise dispose of any shares of Stock (or any securities, convertible into or exchangeable for or carrying rights to subscribe for shares of Stock) of any other Subsidiary.

       Section 9.15. Limitation on Sale of Properties. (a) The Company will not, and will not permit any Subsidiary to, sell, assign, convey, exchange, lease or otherwise dispose of any of its Properties (including accounts receivable and pawn loans), whether now owned or hereafter acquired, except in the ordinary course of its business; provided, however, that the Company and the Subsidiaries may sell Properties having an aggregate net book value (at the time of the disposition thereof) not in excess of $5,000,000 during any Fiscal Year and, provided further, that this Section 9.15 shall not operate to prevent the transactions permitted by Section 9.14 or Section 9.16 or any sale, transfer or lease of Property by a Wholly-Owned Subsidiary to the Company or to another Wholly-Owned Subsidiary and, provided further, that the Company will not, and will not permit any Subsidiary to, sell, assign, discount or otherwise dispose of any accounts receivable, except in the ordinary course of business consistent with the Company's collection practices as in effect from time to time and not a part of a financing.

       (b) Nothing in this Section 9.15 shall prohibit the Company, so long as no Default shall have occurred and be continuing, from selling the real estate (including improvements thereon) currently owned by the Company at 500 Franklin Avenue, 209 South Fifth Street and 225 South Fifth Street, Waco, Texas, and in no event shall the net book value of such Property be taken into account in any computation under this Section 9.15.

       The Company will not, and will not permit any Subsidiary to, dissolve or liquidate or consolidate or merge with, or sell, assign, convey, exchange, lease or otherwise dispose of its Properties as an entirety or substantially as an entirety to, any other Person except that:

                (a) any corporation may consolidate with or merge into the Company if (i) the Company shall be the surviving corporation, (ii) immediately after giving effect to such transaction, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Company is solvent and no less creditworthy than immediately prior to the consummation of such transaction and (C) the consummation of such transaction did not have, and could not reasonably be expected to have, a Material Adverse Effect and (iii) each Holder shall have received an Officers' Certificate, dated not more than 10 days prior to the effective date of such transaction, describing such transaction and stating that such transaction is permitted by this Section 9.16;

                (b) the Company may consolidate with or merge into, or sell, assign, convey, exchange, lease or otherwise dispose of its Properties as an entirety or substantially as an entirety to, any Person if (i) such Person shall be a solvent corporation organized under the laws of any state of the United States of America, (ii) such Person shall, by written instrument in form and substance acceptable to the Required Holders, expressly and unconditionally assume, agree to pay and perform all the Obligations and to be bound by this Agreement and the other Loan Documents the same as if such Person had originally executed this Agreement in place of the Company and had been the original maker of the Notes, (iii) immediately after giving effect to such transaction, (A) no Default or Event of Default shall have occurred and be continuing, (B) such Person is no less creditworthy than was the Company immediately prior to the consummation of such transaction and (C) the consummation of such transaction did not have, and could not be reasonably expected to have, a Material Adverse Effect and (iv) each Holder shall have received an Officers' Certificate, dated not more than ten days prior to the effective date of such transaction, describing such transaction and stating that such transaction is permitted by this Section 9.16;

                (c) any Wholly-Owned Subsidiary may consolidate with or merge into, or sell, assign, convey, exchange, lease or otherwise dispose of its Properties as an entirety or substantially as an entirety to, the Company or any other Wholly-Owned Subsidiary; and

                (d) any Wholly-Owned Subsidiary may consolidate or merge with any Person solely for the purpose of the Company's acquisition of such Person in accordance with Section 9.20(a)(1).

       Section 9.17. Change of Name, Fiscal Year and Method of Accounting. The Company will not, and will not permit any Subsidiary to, (i) change its name, (ii) change its fiscal year, (iii) change its principal accounting firm to an accounting firm other than the Independent Accountants or (iv) change its method of accounting unless required under GAAP.

       Section 9.18. Lines of Business. The Company will not, and will not permit any Subsidiary to, engage in any business other than the pawn shop business and related activities.

       Section 9.19. Amendment of Organizational Documents. The Company will not, and will not permit any Subsidiary to, amend its Organizational Documents if such action could reasonably be expected to have a Material Adverse Effect.

       Section 9.20. Limitation on Acquisition of New Subsidiaries. (a) The Company will not, and will not permit any Subsidiary to, (i) acquire any Stock of any Person, (ii) enter into any partnership or joint venture or (iii) take any action which would result in the Company having any Subsidiary other than those listed in Schedule II except that, from time to time, the Company may:

                (1) acquire (whether by purchase, merger or other similar transaction) any Person, but only if:

                (A) immediately after giving effect to such acquisition, such Person shall constitute a Wholly-Owned Subsidiary;

                (B) immediately after giving effect to such acquisition, no Default shall be in existence, and the consummation of such acquisition did not have, and could not be reasonably expected to have, a Material Adverse Effect;

                (C) each Holder shall have received an Officers' Certificate, dated not more than ten days prior to the effective date of such acquisition, describing such acquisition (including the name of such Person and the business conducted by it) and stating that such acquisition is permitted by this Section 9.20, which Officers' Certificate shall be accompanied by complete and accurate copies of the Organizational Documents of such Person; and

                (D) promptly (and in any event within 15 days) after the consummation of such acquisition, such Person shall duly authorize, execute and deliver to each Holder an instrument in writing pursuant to which such Person agrees to become a Guarantor under, and to be bound as a Guarantor by the terms of, the Guaranty and the Subrogation and Contribution Agreement; and

                (2) create or form a new corporation or limited partnership (the "New Entity") and thereupon cause the New Entity to become a Wholly-Owned Subsidiary, but only if:

                (A) no Default shall exist immediately after the New Entity becomes a Subsidiary;

                (B) subject to paragraph (b) below, promptly (and in any event within 15 days) after its creation or formation, the New Entity shall duly authorize, execute and deliver to each Holder an instrument in writing pursuant to which the New Entity agrees to become a Guarantor under, and to be bound as a Guarantor by the terms of, the Guaranty and the Subrogation and Contribution Agreement;

                (C) except as required by clause (B) above, the New Entity shall not conduct any business prior to becoming a Subsidiary; and

                (D) subject to paragraph (b) below, promptly (and in any event within 15 days) after the creation or formation of the New Entity, the Company shall deliver to each Holder an Officers' Certificate notifying the Holders of the formation or creation of the New Entity, which Officers' Certificate shall (i) specify the name of the New Entity and the jurisdiction of its incorporation or formation,
                       (ii) describe, in reasonable detail, the business proposed to be conducted by the New Entity, (iii) state that the Company is authorized to form or create the New Entity and to cause it to become a Subsidiary in accordance with this Section 9.20 and (iv) be accompanied by complete and accurate copies of the Organizational Documents of the New Entity.

       (b) In no event shall any New Entity created or formed pursuant to paragraph (a)(2) above be required to execute and deliver a written instrument with respect to the Guaranty as contemplated by clause (B) thereof nor shall the Company be required to deliver the documents described with respect to such New Entity in clause (D) thereof until the earlier of (i) the date on which the Company makes an Investment in such New Entity (other than the incurrence of routine organizational expenses and other than capital contributions totalling less than $5,000) and (ii) the date on which such New Entity first conducts business.

       (c) Nothing in this Section 9.20 shall operate to prevent any transaction permitted by Section 9.11 or Section 9.16.

       (d) If any Person becomes a Subsidiary at any time after the date hereof, such Person shall be deemed to have incurred or made, as the case may be, at the time it becomes a Subsidiary (i) all Assurances, indebtedness, loans, advances and Investments of such Person which are outstanding at such time and (ii) all Liens then in effect with respect to any of its Properties.

       Section 9.21. ERISA. The Company will not, and will not permit any Subsidiary or Related Person to,

                (a) engage in any transaction in connection with which the Company or any Subsidiary could be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code, terminate any Plan (other than a multiemployer plan) in a manner, or take any other action with respect to any such Plan, which could result in any liability of the Company or any Subsidiary to the Pension Benefit Guaranty Corporation, fail to make full payment when due of all amounts which, under the provisions of applicable law, or the terms of any Plan or collective bargaining agreement, the Company or any Subsidiary is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan (other than a multiemployer plan), if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of such deficiency, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                (b) permit the aggregate present value of all benefit liabilities under all Plans maintained at such time by the Company, any Subsidiary and any Related Persons (other than multiemployer plans) that are subject to Title IV of ERISA to exceed the aggregate current value of the assets of such Plans allocable to such benefit liabilities by more than $500,000; or

                (c) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to multiemployer plans incurred by the Company, the Subsidiaries and Related Persons to exceed $250,000.

As used in this Section 9.21, (i) the term "accumulated funding deficiency" has the meaning specified in section 302 of ERISA and section 412 of the Code, (ii) the terms "present value," "benefit liabilities" and "current value" have the respective meanings specified in sections 3 and 4001 of ERISA and (iii) "multiemployer plan" means a Plan which is a "multiemployer plan" as defined in section 4001(a)(3) of ERISA.

       Section 9.22. No Inconsistent Agreements. The Company will not enter into, assume or otherwise become obligated under any agreement or instrument which restricts the ability of the Company to consummate the Private Placement or perform its obligations under any Loan Document.

       Section 9.23. Incorporation of More Restrictive Covenants. In the event the Bank Loan Agreement or any renewal, modification, or replacement thereof at any time includes a financial covenant or restriction similar to the covenants and restrictions set forth in Section 9.01, 9.05 or 9.06 that is more restrictive than the levels set forth in said Section 9.01, 9.05 and 9.06 (the "More Restrictive Covenant"), the Company shall, immediately upon such inclusion of the More Restrictive Covenant, notify the Purchaser and furnish a verbatim statement of the More Restrictive Covenant. Such notification shall also inform the Purchaser of its right to elect in writing to substitute such More Restrictive Covenant as described below and shall state the date by which such election must be made in accordance with this Section 9.23. The Purchaser may elect to substitute the More Restrictive Covenant for the corresponding
Section 9.01, 9.05 or 9.06 by notifying the Company in writing within sixty
(60) days after receipt of the notice referred to in the preceding sentence.

                                   ARTICLE X

                               EVENTS OF DEFAULT

       Section 10.01. Events of Default. If any of the following events (each such event being an "Event of Default") shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                (a) the Company shall fail to pay when due under this Agreement any principal of or premium, if any, on any Note;

                (b) any Loan Party shall fail to pay any interest, premium or other Obligation when due under any Loan Document, and such failure shall have continued for five days; or

                (c) any representation or warranty made by or on behalf of any Loan Party in any Loan Document shall prove to be untrue or inaccurate as of the date hereof or as of the Closing Date; or

                (d) any representation or warranty made by or on behalf of any Loan Party in any certificate, statement or other writing furnished to any Holder after the date hereof in connection with or pursuant to any Loan Document shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made; or

                (e) the Company shall fail to perform or observe any covenant or agreement contained in Section 8.01(h), Sections 9.01 through 9.07 or Section 9.14; or

                (f) the Company shall fail to perform or observe any other covenant, agreement, term or condition contained in any Loan Document and such failure shall not be remedied within 30 consecutive days after the earlier of (i) the date on which such failure became known to any Responsible Officer of the

       Company and (ii) the date on which written notice thereof shall have been received by the Company from any Holder; or

                (g) any Guarantor shall fail to perform or observe any agreement contained in its Guaranty; or

                (h) any Loan Party, Harvey & Thompson Limited, Pantbelaning, Thomas Hjelm or any Thomas Hjelm Affiliate shall (i) default in any payment of principal of or interest on any other indebtedness in excess of $500,000 beyond any period of grace provided with respect thereto or
       (ii) fail to perform or observe any other covenant or agreement contained in any agreement under which any such indebtedness is created or outstanding within any applicable grace period provided therein (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is (A) to cause such indebtedness to become due prior to its stated maturity or
       (B) to permit the holder or holders of such indebtedness (or any Person acting on behalf of such holder or holders) to cause such indebtedness to become due prior to its stated maturity; or

                (i) the Company or any Subsidiary shall make an assignment for the benefit of creditors or shall fail to generally pay its debts as such debts become due; or

                (j) any decree or order for relief in respect of the Company or any Subsidiary shall be entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect, of any jurisdiction (herein called the "Bankruptcy Law") and such decree or order remains unstayed and in effect for more than 60 days; or

                (k) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of such Person, or of any substantial part of the assets of such Person, or commences a voluntary case under the federal Bankruptcy Law or any proceedings relating to such Person under the Bankruptcy Law of any other jurisdiction; or

                (l) any such petition or application is filed, or any such proceedings as described in clause (k) above are commenced, against the Company or any Subsidiary and such Person by any act indicates its approval thereof, consent thereto or acquiescence therein; or

                (m) an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; or

                (n) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing the dissolution, winding-up or liquidation of such Person and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; or

                (o) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of such Person which requires the divestiture of assets and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; or

                (p) any final judgment or final judgments for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against the Company or any Subsidiary and such judgment or judgments shall not be satisfied, discharged or stayed (with sufficient reserves having been set aside by the Company or such Subsidiary to pay such judgment or judgments) at least ten days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment; or

                (q) this Agreement or any other Loan Document shall at any time, for any reason, cease to be in full force and effect or shall be declared to be null and void in whole or in any material part by the final judgment of any court or other Governmental Authority having jurisdiction in respect thereof, or the validity or the enforceability of this Agreement or any other Loan Document shall be contested by or on behalf of any Loan Party, or any Loan Party shall renounce this Agreement or any other Loan Document, or deny that it is bound by the terms hereof or thereof or has any further liability hereunder or thereunder; or

                (r) the Company or any Subsidiary shall have (i) concealed or removed, or permitted to be concealed or removed, any part of its Property with the intent to hinder, delay or defraud its creditors or any of them or (ii) made or suffered a transfer under any bankruptcy, fraudulent conveyance or similar law;

then (i) if such event is an Event of Default specified in clauses (i), (j),
(k) (l) or (m) of this Section 10.01, all of the Notes shall thereupon be and become automatically due and payable together with interest accrued thereon and together with the Make-Whole Premium, if any, with respect to each Note, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Company, (ii) if such event is an Event of Default specified in clause (a) or clause (b) (but only with respect to the failure of any Loan Party to pay interest) of this Section 10.01, any Holder may at its option, by notice in writing to the Company, declare all of the Notes held by such Holder to be, and all of such Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Make-Whole Premium, if any, with respect to each such Note, without presentment, demand, protest, notice of intent to accelerate or other notice of any kind, all of which are hereby waived by the Company, and (iii) if such event is any other continuing Event of Default, the Required Holders may at their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Make-Whole Premium, if any, with respect to each Note, without presentment, demand, protest, notice of intent to accelerate or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of each acceleration of the Notes solely on account of any Default (other than a payment default) described in clause (c), (d), (e), (f), (g), (h) or (p) of this Section 10.01, the Make-Whole Premium, if any, with respect to each Note shall be due and payable upon such acceleration only if such Default is the result of an intentional or willful act of the Company or any Affiliate of the Company.

     At any time after the principal of, and interest accrued on, any or all of the Notes are declared due and payable, the Holders of at least 66-2/3% of the aggregate principal amount of the Notes at the time outstanding may at their option, by written notice to the Company, rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, the principal of and premium, if any, on any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue principal and premium and (to the extent permitted by applicable law) any overdue interest in respect of such Notes at a rate per annum from time to time equal to the Default Rate, (b) the Company has paid all sums paid or advanced by any Holder under any Loan Document (other than the loans evidenced by the Notes), (c) all Defaults, other than nonpayment of amounts which have become due solely by reason of such declaration, have been cured or waived pursuant to Section 11.03, and (d) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or any other Loan Document; but no such rescission and annulment shall extend to or affect any subsequent Default or impair any right consequent thereon.

       Section 10.02. Other Remedies. If any Event of Default shall occur and be continuing, any Holder may proceed to protect and enforce its rights under this Agreement and the other Loan Documents by exercising such remedies as are available to such Holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Loan Document or in aid of the exercise of any power granted in this Agreement or in any other Loan Document, or such Holder may proceed to enforce the payment of all Obligations or to enforce any other legal or equitable right of such Holder.

                                   ARTICLE XI

                                 MISCELLANEOUS

       Section 11.01. Note Payments. (a) The Company agrees that, so long as the Purchaser or its nominee shall hold any Note, it will make payments of principal thereof (and premium if any, and interest thereon) which comply with the terms of this Agreement, by electronic funds transfer to the account or accounts of the Purchaser as specified in Schedule I or such other account or accounts in the United States of America as the Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.

       (b) The Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid, provided that the failure to so endorse or any error in so endorsing any such amount on such schedule (or on a continuation thereof) shall not limit or otherwise affect the obligation of the Company or any other Loan Party to pay the Obligations.

       (c) The Company agrees to afford the benefits of paragraph (a) of this Section 11.01 to any Transferee which shall have made the same agreement as the Purchaser has made in paragraph (b) of this Section 11.01.

       Section 11.02. Expenses. (a) Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will pay and will indemnify and hold harmless the Purchaser and each other Indemnitee in respect of all reasonable expenses in connection with such transactions and in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Notes or any other Loan Document, including: (i) the reasonable costs and expenses of preparing and reproducing this Agreement, the Notes and the other Loan Documents, of furnishing all opinions of counsel referred to herein and all certificates on behalf of the Company and the Subsidiaries, and of the performance of and compliance with all agreements and conditions contained herein and in the other Loan Documents on the part of the Company and the Subsidiaries to be performed or complied with, (ii) the cost of delivering to the principal office of the Purchaser, insured to the satisfaction of the Purchaser, the Notes originally issued to the Purchaser hereunder and any Notes delivered to the Purchaser upon any substitution of such Notes and of the Purchaser delivering any Notes, insured to the satisfaction of the Purchaser, upon any such substitution, (iii) the reasonable fees, expenses and disbursements of special counsel to the Purchaser in connection with such transactions (including the costs and expenses incurred in connection with obtaining a private placement number) and any such amendments or waivers (whether or not such amendments or waivers become effective) and (iv) the reasonable costs and expenses, including attorneys' fees, incurred by the Purchaser or any Transferee in enforcing any rights under this Agreement or the other Loan Documents or in responding to any subpoena or any other legal process issued in connection with this Agreement, the other Loan Documents or the Overall Transaction or by reason of the

Purchaser's or any Transferee's having acquired any Note, including reasonable costs and expenses incurred in any bankruptcy case.

       (b) The Company also will pay, and will indemnify, and hold the Purchaser and each other Indemnitee harmless from, all claims in respect of the fees, if any, of brokers and finders engaged by or on behalf of the Company.

       (c) In furtherance of the foregoing, at the Closing the Company will pay the reasonable fees and disbursements of Chapman and Cutler, special counsel to the Purchaser, which are reflected as unpaid in the statement of special counsel to the Purchaser delivered to the Company at or prior to the time of Closing.

       (d) The obligations of the Company under this Section 11.02 shall survive the transfer of any Note or portion thereof or interest therein by the Purchaser or any Transferee and the payment of the Notes.

       (e) In the event any Holder proposes to engage special counsel in connection with any amendments or waivers requested by the Company under or in respect of this Agreement or any other Loan Document, such Holder agrees to use reasonable efforts to cause such special counsel to furnish the Company with an estimate of the total fees, expenses and disbursements to be incurred by such special counsel in connection with such engagement, provided that the failure (for any reason) of such special counsel to provide such an estimate (nor any error therein or deviation therefrom) shall not relieve the Company of any of its obligations under this Section 11.02.

       Section 11.03. Consent to Waivers and Amendments. (a) This Agreement and the other Loan Documents may be amended, and the Company may take any action herein or therein prohibited, or omit to perform any act herein or therein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holders except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement or any other Loan Document shall change the maturity of any Note, or change the principal of, or the rate or time of payment of interest or any premium payable with respect to any Note, or affect the time, amount or allocation of any required prepayments, or alter or amend the right of any Holder to declare all of the Notes held by such Holder to be due and payable in accordance with the provisions of Section
10.01 or change or modify any of the provisions of this Section 11.03. Each Holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this Section 11.03, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.

       (b) Executed or true and correct copies of any consent, waiver and amendment effected pursuant to the provisions of this Section 11.03 shall be delivered by the Company to each Holder forthwith following the date on which the same shall have been executed and delivered by the Required Holders.

       (c) No course of dealing between the Company and the Holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder of such Note.

       Section 11.04. Solicitation of Holders. The Company will not solicit, request or negotiate for or with respect to any proposed consent, waiver or amendment of any of the provisions of this Agreement or any other Loan Document unless each Holder shall concurrently be informed thereof in writing by the Company and shall be afforded the opportunity to consider the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder as consideration for or as an inducement to the entering into by any such Holder of any waiver or amendment of any of the terms and provisions of this Agreement or any other Loan Document unless such remuneration is concurrently paid, on the same terms, ratably to each Holder.

       (a) The Notes are issuable as registered notes without coupons in minimum denominations equal to $2,000,000 (except as may be necessary to reflect any principal amount not evenly divisible by $2,000,000). The Company shall keep at its principal executive office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Subject to paragraph (d) below, upon surrender for registration of transfer of any Note at the principal executive office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of the designated Transferee or Transferees. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Note, or such Holder's attorney, duly authorized in writing.

       (b) At the option of any Holder, any Note held by such Holder may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the Holder making the exchange is entitled to receive.

       (c) Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were called by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the Holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such Holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

       (d) The Purchaser agrees, to the extent permitted by applicable law, that it will not transfer any Notes except as follows:

                (i) the Purchaser may transfer some (but not all) of the Notes to not more than two Transferees,

                (ii) the Purchaser may at any time transfer all of the Notes then held by it to any single Transferee, and

                (iii) the Purchaser may at any time transfer all or a part of the Notes then held by it to one or more Affiliates of the Purchaser;

provided, however, that it shall be a condition to any transfer pursuant to clause (i) or (ii) above, as well as any subsequent transfer of a Note by a Transferee, that each Transferee executes and delivers to the Company an instrument in writing whereby such Transferee agrees that it will not transfer to any Person (other than an Affiliate of such Transferee) less than all of the Notes held by such Transferee and, provided further, that it shall be a condition to any transfer to an Affiliate of the Purchaser pursuant to clause
(iii) above that such Affiliate executes and delivers to the Company an instrument in writing whereby such Affiliate agrees that the transfer restrictions contained in this paragraph (d) shall be applicable to such Affiliate the same as if such Affiliate were the Purchaser.

       Section 11.06. Persons Deemed Owners. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any
Note is registered in accordance with Section 11.05 as the owner and Holder of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.

       Section 11.07. Reliance on and Survival of Representations and Warranties. (a) All of the representations and warranties of the Loan Parties contained in the Loan Documents or in any certificates or other instruments delivered by any Loan Party at or after the Closing pursuant to any Loan Document shall (i) survive the execution and delivery of this Agreement, the Notes and the other Loan Documents, the transfer by the Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by the Purchaser or any Transferee, regardless of any investigation made at any time by or on behalf of the Purchaser, any Transferee or any other Person and (ii) be deemed to be material and to have been relied upon by each Holder, notwithstanding any investigation heretofore or hereafter made by or on behalf of any Holder.

       (b) All representations, warranties and covenants contained herein made by the Purchaser or any Holder shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents, and may be relied upon by the Company and its successors and assigns. No Holder (including the Purchaser) shall be responsible for the truth, correctness or performance of the representations or warranties of the Company, the Guarantors or any other Holder (including any Transferee).

       Section 11.08. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not. Each Transferee, by taking any Note, shall be deemed to have made the representation contained in Part 1 of Schedule XII and at least one of the representations contained in Part 2 of Schedule XII and to have agreed to be bound by the terms and conditions of this Agreement.

       Section 11.09. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (a) if to the Purchaser, addressed to it at the address specified for such communications in Schedule I, or at such other address as the Purchaser shall have specified to the Company in writing, (b) if to any other Holder, addressed to such other Holder at such address as such other Holder shall have specified to the Company in writing or, if any such other Holder shall not have so specified an address to the Company, then addressed to such other Holder in care of the last holder of such Note which shall have so specified an address to the Company and (c) if to the Company, addressed to it at 1600 West 7th Street, Fort Worth, Texas 76102-2599,
Attention: President, or at such other address as the Company shall have specified to each Holder in writing.

       Section 11.10. Substitution of Purchaser. The Purchaser shall have the right, by written notice to the Company, to substitute any one of its Affiliates as the purchaser of the Notes, which notice shall be signed by both the Purchaser and such Affiliate and shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representation contained in
Part 1 of Schedule XII and of at least one of the representations set forth in
Part 2 of Schedule XII. Upon receipt of such notice, wherever the word "Purchaser" is used in this Agreement (other than in this Section 11.10) or any other Loan Document or certificate, opinion or other instrument delivered or to be delivered pursuant hereto or thereto, such word shall be deemed to refer to such Affiliate in lieu of the Purchaser. In the event such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to the Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "Purchaser" is used in this Agreement or any other Loan Document or certificate, opinion or other instrument delivered or to be delivered pursuant hereto or thereto, such word shall no longer be deemed to refer to such Affiliate, but shall refer to the Purchaser, and the Purchaser shall have all the rights of an original Holder of the Notes under this Agreement.

       Section 11.11. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Purchaser or to the Required Holders, the determination of such satisfaction shall be made by the Purchaser or the Required Holders, as the case may be, in the sole and exclusive judgment of the Person or Persons making such determination unless, by the terms of this Agreement, such matter is required to be reasonably satisfactory to the Purchaser or to the Required Holders, as the case may be, in which event the determination of such satisfaction shall be made by the Purchaser or the Required Holders, as the case may be, in the reasonable judgment of the Person or Persons making such determination.

       Section 11.12. Independence of Covenants. All covenants contained in this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

       Section 11.13. Remedies Cumulative. No right, power or remedy granted under any Loan Document is intended to be exclusive, but each shall be cumulative and in addition to any other rights, powers or remedies referred to in such Loan Document or otherwise available at law or in equity and the exercise or beginning of exercise by any party hereto of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all such other rights, powers or remedies.

       Section 11.14. Reproduction of Documents. This Agreement, the Notes, the other Loan Documents and all documents relating hereto and thereto, including (a) consents, waivers and notifications which may hereafter be executed, (b) documents received by the Purchaser at the Closing and (c) financial statements, certificates and other information previously or hereafter furnished to any Holder of a Note, may be reproduced by such Holder or the Company by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. The Company and the Purchaser agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

       Section 11.15. Notes as Securities. The Company and the Purchaser agree that the Notes are securities as defined in each of the Securities Act and the Exchange Act.

       Section 11.16. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

       Section 11.17. Interest. (a) Each provision in this Agreement, the Notes and the other Loan Documents is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, to any Holder for the use, forbearance or detention of the indebtedness evidenced by the Notes or any other Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Agreement, the Notes and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement, the Notes or any other Loan Documents shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate.

       (b) Anything in this Agreement, any Note or any other Loan Document to the contrary notwithstanding, the Company shall never be required to pay unearned interest on any Note or ever be required to pay interest on such Note at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement, such Note or any other Loan Document would exceed the Highest Lawful Rate, or if the Holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Agreement, such Note and the other Loan Documents to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Company under this Agreement, such Note and the other Loan Documents shall be reduced to the amount allowed under applicable law and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be in the first instance credited on the principal of such Note with the excess thereof, if any, refunded to the Company.

       (c) It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Holder under the Notes held by it, or under this Agreement or the other Loan Documents, which are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by usury laws applicable to such Notes (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the loans evidenced by said Notes all interest at any time contracted for, charged or received by such Holder in connection therewith.

       (d) If, at any time and from time to time, (i) the amount of interest payable to any Holder on any date shall be computed at the Highest Lawful Rate and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such holder would be less than the Highest Lawful Rate, then the amount of interest payable to such Holder in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate until the total amount of interest payable to such Holder shall equal the total amount of interest which would have been payable to such Holder if the total amount of interest had been computed without giving effect to this Section 11.17.

       Section 11.18. Representations, etc. Cumulative. All representations, covenants, agreements and indemnities contained in this Agreement shall be in addition to and cumulative of the representations, covenants, agreements and indemnities contained in the other Loan Documents.

       Section 11.19. Submission to Jurisdiction. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK OVER ANY

ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR UNDER ANY OTHER LOAN DOCUMENT OR (B) ARISING FROM OR RELATING TO ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND THE LOAN DOCUMENTS, AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT. THE COMPANY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 11.09, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. EACH SUCH SERVICE IS HEREBY ACKNOWLEDGED BY THE COMPANY TO BE SUFFICIENT, EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. IF ANY AGENT APPOINTED BY THE COMPANY REFUSES TO ACCEPT SERVICE, THE COMPANY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM OR VENUE TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. THE COMPANY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 11.19 SHALL AFFECT THE RIGHT OF ANY HOLDER OR ANY OTHER PERSON TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR THE PROPERTY OF THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

       Section 11.20. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

       Section 11.21. Indemnification. The Company hereby waives any claim for contribution against any Indemnitee and agrees to indemnify, exonerate and hold each Indemnitee free and harmless from and against any and all actions, causes of action, suits, citations, directives, demands, assessments, losses, liabilities, damages and expenses, including (without limitation) reasonable attorneys' fees and disbursements and, in the case of clause (e) below, fees and disbursements of environmental consultants (collectively, the "Indemnified Liabilities"), incurred, suffered, sustained or required to be paid by the Indemnitees or any of them as a result of, or arising out of, or relating to
(a) any transaction financed in whole or in part directly or indirectly with the proceeds of any of the Notes, (b) the exercise, protection or enforcement of any Holder's rights, remedies, powers or privileges under this Agreement or any other Loan Document, (c) the breach of any representation or warranty of any Loan Party contained herein or in any other Loan Document, (d) the nonfulfillment by any Loan Party of, or its failure to perform, any of its covenants or agreements contained in this Agreement or any of the other Loan Documents or (e) the presence of Hazardous Materials on, or the escape, seepage, leakage, spillage, discharge, emission or release of Hazardous Materials from, any of the real Properties of the Company or any Subsidiary or any site, facility or location to which any material, products, waste or other substances from or attributable to the business or operations of the Company or any Subsidiary have been transported for treatment, disposal, storage or deposit, the operation or violation of any Environmental Law at any such Property, site, facility or location, any Environmental Claim in connection with the Company or any Property of the Company, except, in each case, for any of such

Indemnified Liabilities arising on account of such Indemnitee's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of the Indemnified Liabilities that is permissible under applicable law. The obligations of the Company under this Section 11.21 shall survive the transfer and payment of the Notes.

       Section 11.22. Survival of Indemnities, Etc. (a) The indemnities contained in this Agreement are cumulative and in addition to the indemnities contained in the other Loan Documents and shall survive the termination of this Agreement and the transfer and payment of the Notes.

       (b) THE INDEMNITIES CONTAINED IN THIS AGREEMENT SHALL COVER AND INCLUDE LOSSES, COSTS, EXPENSES, CLAIMS, DAMAGES, PENALTIES AND OBLIGATIONS ARISING OUT OF OR RESULTING FROM THE NEGLIGENCE OF ANY INDEMNITEE, REGARDLESS OF WHETHER SUCH NEGLIGENCE BE ORDINARY OR SOLE.

       Section 11.23. Judgment Currency. (a) The obligation of the Company hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by each Holder of the full amount of Dollars expressed to be payable to such Holder under this Agreement or any other Loan Documents. If for the purpose of obtaining or enforcing judgment against the Company in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being referred to in this Section 11.23 as the "Judgment Currency") an amount due in Dollars, the conversion shall be made, at the Dollar Equivalent, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being referred to in this Section 11.23 as the "Judgment Currency Conversion Date"). For purposes of this Section 11.23, the term "Dollar Equivalent" shall mean, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted to such Holder at approximately 10:00 A.M. (New York City time) on the date of determination thereof specified herein.

       (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Company covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

       (c)      For purposes of determining the Dollar Equivalent for this
Section 11.23, such amounts shall include any premium and costs payable in connection with the purchase of the Dollars.

       Section 11.24. Liabilities of Holders. Neither this Agreement nor any other Loan Documents nor any disposition of the Notes shall be deemed to create any liability or obligation of any Holder to enforce any provision hereof or of any other Loan Document for the benefit or on behalf of any other Person who may be the holder of any Note.

       Section 11.25. Taxes. The Company will (a) pay all taxes (including interest and penalties) that may be payable in connection with the execution and delivery of this Agreement or any other Loan Document or any amendment of, or waiver or consent under or with respect to, this Agreement or any other Loan Document and (b) indemnify and hold the Purchaser and each other Holder harmless from and against any loss or liability resulting from nonpayment or delay in payment of any such tax. The obligations of the Company under this
Section 11.25 shall survive the transfer and payment of the Notes.

       Section 11.26. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

       Section 11.27. Entire Agreement. This Agreement and the other Loan Documents to which the Company is a party constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Subject to Section 11.08, nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     The Purchaser should indicate its agreement with the foregoing by signing the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Purchaser and the Company.


                            Very truly yours,


                            CASH AMERICA INTERNATIONAL, INC.



                            By
                               Thomas A. Bessant, Jr., Vice
                               President-Finance and Treasurer

The foregoing Agreement is
hereby accepted as of the date
first above written.


TEACHERS INSURANCE AND

ANNUITY ASSOCIATION OF AMERICA


By__________________________
   Nancy F. Heller, Director,
   Private Placements

       NAME AND ADDRESS                        PRINCIPAL AMOUNT
       OF PURCHASER                        OF NOTES TO BE PURCHASED

TEACHERS INSURANCE AND ANNUITY                  $20,000,000
  ASSOCIATION OF AMERICA
730 Third Avenue
New York, New York 10017

Payments

       All payments on or in respect of the Notes shall be made in immediately available funds at the opening of business on the due date by electronic funds transfer (identifying each as "Cash America International, Inc., PPN 14754# AB 1, $20,000,000 8.14% Senior Notes Due July 7, 2007, (principal or interest)"), through the Automated Clearing House System to:

       Morgan Guaranty Trust Company
         of New York
       ABA No. 021000238
       23 Wall Street
       New York, New York 10015
       Account of: Teachers Insurance and Annuity Association of America Account Number: 121-85-001
       On Order of:  Cash America International, Inc.

Notices

       Contemporaneous with the above electronic funds transfer, mail or send by facsimile the following information setting forth: (1) the full name, private placement number, interest rate and maturity date of the Notes or other obligations; (2) the allocation of payment between principal, interest, premium and any special payment; and (3) the name and address of the bank from which such electronic funds transfer was sent, to:

       Teachers Insurance and Annuity Association of America
       730 Third Avenue
       New York, New York 10017
       Attention: Securities Accounting Division
       Phone: (212) 916-4188
       Facsimile: (212) 916-6199





                                   SCHEDULE I

       All other communications shall delivered or mailed to:

       Teachers Insurance and Annuity Association of America
       730 Third Avenue
       New York, New York 10017
       Attention: Securities Division
       Phone: (212) 916-4327 (Nancy Heller) or (212) 490-9000 (general number)
       Facsimile: (212) 916-6583

                              LIST OF SUBSIDIARIES

                                                 JURISDICTION OF             OTHER JURISDICTIONS WHERE
                                                 INCORPORATION/              QUALIFIED TO DO BUSINESS
                  NAME                              FORMATION
 Cash America, Inc.                                 Delaware                           None
 Cash America, Inc. of Tennessee                    Tennessee                          None
 Cash America, Inc. of Oklahoma                     Oklahoma                           None
 Cash America, Inc. of Kentucky                     Kentucky                           None
 Cash America, Inc. of South Carolina            South Carolina                        None
 Florida Cash America, Inc.                          Florida                           None
 Georgia Cash America, Inc.                          Georgia                           None
 Cash America, Inc. of North Carolina            North Carolina                        None
 Cash America Pawn, Inc. of Ohio                      Ohio                             None
 Cash America, Inc. of Alabama                       Alabama                           None
 Cash America, Inc. of Colorado                     Colorado                           None
 Cash America, Inc. of Indiana                       Indiana                           None
 Cash America, Inc. of Louisiana                    Delaware                         Louisiana
 Cash America Pawn L.P.*                            Delaware                           Texas
 Cash America Management L.P.*                      Delaware                           Texas
 Cash America Holding, Inc.                         Delaware                           Texas
 Harvey & Thompson Limited                           England                           None
 Express Cash International Corporation             Delaware                           None
 CAII Pantbelaning AB                                Sweden                            None
 Cash America of Missouri, Inc.                     Missouri                           None
 Murtrum AB                                          Sweden                            None
 Pantintressenter i Stockholm AB                     Sweden                            None


_______________

*  Denotes a limited partnership. All other Subsidiaries are corporations.


                                  SCHEDULE II

 AB Svensk Pantbelaning                              Sweden                            None
 Svenska Aktionsgruppen AB                           Sweden                            None
 Vincent's Jewelers and Loan, Inc.                  Missouri                           None

                       LIST OF JURISDICTIONS IN WHICH THE
           COMPANY IS QUALIFIED TO DO BUSINESS AS FOREIGN CORPORATION

                                      NONE





                                  SCHEDULE III

                                PERMITTED LIENS

                                      NONE





                                  SCHEDULE IV

                               MATERIAL CONTRACTS

1.     The Bank Loan Agreement.

2.     The 1993 Note Agreement and the 1993 Guaranty.

3. Executive Employment Agreement dated as of April 25, 1990 between the Company and Jack R. Daugherty.

4. Executive Employment Agreement dated as of April 25, 1990 between the Company and Daniel R. Feehan.

5. That certain Loan Agreement dated September 21, 1994 evidencing the Pantbelaning Indebtedness.

6. That certain loan letter agreement dated February 10, 1995 evidencing the Harvey & Thompson Indebtedness.





                                   SCHEDULE V

                       DESCRIPTION OF COMPANY FINANCIALS

1. Audited consolidated balance sheets of the Company as of December 31, 1988, 1989, 1990, 1991, 1992, 1993 and 1994.

2. Audited income statements of the Company for the years ended December 31, 1988, 1989, 1990, 1991, 1992, 1993 and 1994.

3. Audited statements of stockholders' equity of the Company for the years ended December 31, 1988, 1989, 1990, 1991, 1992, 1993 and 1994.

4. Audited statements of cash flows of the Company for the years ended December 31, 1988, 1989, 1990, 1991, 1992, 1993 and 1994.





                                  SCHEDULE VI

                           DESCRIPTION OF PROJECTIONS

       Those certain projections attached to the Company's letter of April 11, 1995 addressed and delivered to the Purchaser.





                                  SCHEDULE VII

                                  INDEBTEDNESS





                                      NONE





                                 SCHEDULE VIII

                                LABOR CONTRACTS

1. Executive Employment Agreement dated as of April 25, 1990 between the Company and Jack R. Daugherty.

2. Executive Employment Agreement dated as of April 25, 1990 between the Company and Daniel R. Feehan.

3. Executive Employment Agreement dated as of March 30, 1992 between the Company and Gregory W. Trees.

4. Executive Employment Agreement dated as of January 3, 1993 between the Company and William S. Ewing.

5. Consultation Agreement dated as of April 25, 1990 between the Company and A. R. Dike.

6. Consultation Agreement dated as of April 25, 1990 between the Company and James H. Greer.

7. Consultation Agreement dated as of April 25, 1990 between the Company and B. D. Hunter.

8. Consultation Agreement dated as of April 25, 1990 between the Company and Clifton H. Morris, Jr.

9. Consultation Agreement dated as of April 25, 1990 between the Company and Carl P. Motheral.

10. Consultation Agreement dated as of April 25, 1990 between the Company and Samuel W. Rizzo.

11. Consultation Agreement dated as of April 25, 1990 between the Company and Morton A. Cohn.

12. Consultation Agreement dated as of April 25, 1990 between the Company and R. L. Waltrip.





                                  SCHEDULE IX

                                   TRADENAMES

               1.  Cash America (1)
               2.  Cash America Pawn (17)
               3.  Cash America Pawn of Abilene (2)
               4.  Cash America Pawn of Atlanta (3)
               5.  Cash America Pawn and Bargain Center of Atlanta (3)
               6.  Cash America Pawn of Austin (2)
               7.  Cash America Pawn of Baton Rouge (4)
               8.  Cash America Pawn of Bossier City (4)
               9.  Cash America Pawn of Brodenton (5)
              10.  Cash America Pawn of Brownsville (2)
              11.  Cash America Pawn of Bryan (2)
              12.  Cash America Pawn of Ohio (6)
              13.  Cash America Pawn of Charleston (7)
              14.  Cash America Pawn of Charlotte (8)
              15.  Dan's Cash America Pawn of Clarksville (9)
              16.  Herb's Cash America Pawn of Columbus (3)
              17.  Cash America Pawn of Corpus Christi (2)
              18.  Cash America Pawn of DFW (2)
              19.  Cash America Jewelry & Loan of DFW (2)
              20.  Cash America Pawn & Bargain Outlet (2)
              21.  Cash America Pawn of Daytona Beach (5)
              22.  Cash America Pawn of Denver (10)
              23.  Cash America Pawn of Edinburg (2)
              24.  Cash America Pawn of El Paso (2)
              25.  Cash America Pawn of Fort Lauderdale (5)
              26.  Cash America Pawn of Fort Pierce (5)
              27.  Cash America Pawn of Fort Wayne (9)
              28.  Cash America Pawn of Greensboro (8)
              29.  Cash America Pawn of Greenville (7)
              30.  Cash America Pawn of Houston (2)
              31.  Cash America Pawn of Indianapolis (9)





                                   SCHEDULE X

              32.  Cash America Pawn of Jacksonville (5)
              33.  Cash America Pawn of Kansas City (11)
              34.  Cash America Pawn of Lafayette (4)
              35.  Cash America Pawn of Lake Charles (4)
              36.  Cash America Pawn of Lakeland (5)
              37.  Cash America Pawn of Laredo (2)
              38.  Cash America Pawn of Longview (2)
              39.  Dan's Cash America Pawn of Louisville (12)
              40.  Cash America Pawn of Lubbock (2)
              41.  Cash America Pawn of Marshall (2)
              42.  Cash America Pawn of McAlester (13)
              43.  Cash America Pawn of McAllen (2)
              44.  Cash America Pawn of Memphis (14)
              45.  Cash America Pawn and Bargain Center of Memphis (14)
              46.  Cash America Pawn and Bargain Center of Midland (2)
              47.  Cash America Pawn of Mission (2)
              48.  Cash America Pawn of Mobile (15)
              49.  Cash America Pawn of Birmingham (15)
              50.  Cash America Pawn of Monroe (4)
              51.  Cash America Pawn of Nashville (14)
              52.  Cash America Pawn of New Orleans (4)
              53.  Cash America Pawn and Bargain Center of New Orleans (4)
              54.  Cash America Pawn and Bargain Center of Odessa (2)
              55.  Cash America Pawn of Oklahoma City (13)
              56.  Cash America Pawn and Bargain Center of Oklahoma City (13)
              57.  Cash America Pawn of Orlando (5)
              58.  Cash America Pawn of Pensacola (5)
              59.  Cash America Pawn of Pharr (2)
              60.  Cash America Pawn of San Antonio (2)
              61.  Cash America Pawn of Savannah (3)
              62.  Cash America Pawn of Shreveport (4)
              63.  Cash America Pawn of St. Louis (11)
              64.  Cash America Pawn of St. Petersburg (5)

              65.  Cash America Pawn of Tallahassee (5)
              66.  Cash America Pawn of Tampa (5)
              67.  Cash America Pawn and Bargain Center of Tampa (5)
              68.  Cash America Pawn of Tulsa (13)
              69.  Cash America Pawn of Tyler (2)
              70.  Cash America Pawn of Waco (2)
              71.  Cash America Pawn of West Palm Beach (5)
              72.  CATCO (Cash America Trading Company) (2)
              73.  Cash America Credit (16)
              74.  Cash America Diamond Liquidators (2)
              75.  Gold'N Gems (4)
              76.  Pawnmasters (11)

Tradename Owned By:

              (1)  Cash America International, Inc.
              (2)  Cash America Pawn LP.
              (3)  Georgia Cash America, Inc.
              (4)  Cash America, Inc. of Louisiana
              (5)  Florida Cash America, Inc.
              (6)  Cash America Pawn, Inc. of Ohio
              (7)  Cash America, Inc. of South Carolina
              (8)  Cash America, Inc. of North Carolina
              (9)  Cash America, Inc. of Indiana
             (10)  Cash America, Inc. of Colorado
             (11)  Cash America of Missouri, Inc.
             (12)  Cash America, Inc. of Kentucky
             (13)  Cash America, Inc. of Oklahoma
             (14)  Cash America, Inc. of Tennessee
             (15)  Cash America, Inc. of Alabama
             (16)  Cash America Management L.P.
             (17)  All of the above.

                                  INVESTMENTS

1. 612 shares of common stock of Mr. Payroll Corporation, a Texas corporation, held by Cash America Holding, Inc. (This represents 49% of the issued and outstanding capital stock of Mr. Payroll Corporation.)





                                  SCHEDULE XI

PART 1

       The Transferee is purchasing the Notes to be acquired by it for its own account or for one or more separate accounts maintained by the Transferee or for the account of one or more pension or trust funds, in each case for investment and not with a view to or for sale in connection with the distribution thereof or with any present intention of distributing or selling any of such Notes, provided that the disposition of the Transferee's property shall at all times be within its control.

       If the Transferee is acquiring Notes for its own account, the Transferee
(i) is an "accredited investor", as defined in Regulation D under the Securities Act, and (ii)(x) either alone or together with its purchaser representative(s), as defined in such Regulation D, has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the investment in the Notes and (y) is able to bear the economic risk of such investment.

       If the Transferee is acquiring Notes for the account of one or more pension or trust funds or for any account maintained by it, the Transferee has sole investment discretion with respect to the acquisition of such Notes and the determination and decision on behalf of the Transferee to acquire such Notes for such pension or trust funds is being made by the same individual or group of individuals who customarily passes on such investments.

PART 2

       At least one of the following statements accurately describes the source of funds to be used by the Transferee to pay the purchase price of the Notes to be acquired by it:

                (i) if the Transferee is an insurance company, the source of funds to be used by the Transferee to pay the purchase price of the Notes is an "insurance company general account" within the meaning of proposed Department of Labor Prohibited Transaction Class Exemption ("PTCE"), DOL Application No. D-9662, 59 Fed. Reg. 43134 (August 22,
       1994), (assuming for the purpose hereof that such proposed PTCE will be adopted in substantially similar form to the proposed form) and the Transferee has identified that there is no "employee benefit plan", treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the reserves for all contracts held by or on behalf of such plan exceed, ten percent (10%) of the total liabilities of such general account; or





                                  Schedule XII

                (ii) if the Transferee is an insurance company, to the extent that any of such funds constitutes assets allocated to any separate account maintained by the Transferee, (A) such separate account is a "pooled separate account" within the meaning of PTCE 90-1, in which case the Transferee has disclosed to the Company the names of each employee benefit plan whose assets in such separate account exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account as of the date of such purchase (and for the purposes of this clause (ii), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan), or (B) such separate account contains only the assets of a specific employee benefit plan, complete and accurate information as to the identity of which such Transferee has delivered to the Company; or

                (iii) if the Transferee is an insurance company, the source of such funds is an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V of PTCE 84-14, issued March 13, 1984), and the purchase is exempt under FTCE 84-14, provided that no other party to the transactions described in this Agreement and no "affiliate" of such other party (as defined in section V(c) of PTCE 84-14) has at this time, and during the immediately preceding one year has exercised, the authority to appoint or terminate such QPAM as manager of the assets of any plan identified in writing to the Company or to negotiate the terms of said QPAM's management agreement (including renewals or modifications thereof) on behalf of any such identified plans; or

                (iv) if the Transferee is an insurance company, no part of such funds constitutes the assets of any separate account maintained by the Transferee, the application of which assets to such purchase would cause such purchase to constitute a prohibited transaction under section 406(a) of ERISA; or

                (v) if the Transferee is a "bank" (as defined in the Securities Act), to the extent that any part of such funds constitutes assets allocated to any bank collective investment vehicle maintained by the Transferee, the Transferee has heretofore disclosed to the Company the names of each employee benefit plan whose assets in such vehicle exceed 10% of the total assets or are expected to exceed 10% of the total assets of such vehicle as of the date of purchase of the Notes (and for the purposes of this clause (v), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan); or

                (vi) the Transferee is a registered investment company subject to the Investment Company Act of 1940; or





                                    XII-II-2

                (vii) if the Transferee is other than an insurance company or a bank covered by clause (v) above, all or a portion of such funds consists of funds which do not constitute assets of any employee benefit plan (other than a governmental plan exempt from the coverage of ERISA) and the remaining portion, if any, of such funds consists of funds which may be deemed to constitute assets of one or more specific employee benefit plans, complete and accurate information as to the identity of each of which the Transferee has delivered to the Company in writing; or

                (viii) if such funds constitute assets of a specific employee benefit plan, the Transferee has heretofore delivered to the Company complete and correct information as to the identity of such employee benefit plan.

       As used in this Schedule XII, the terms "employee benefit plan," "governmental plan" and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA. Capitalized terms used herein without definition shall have the meanings assigned to them in the Note Agreement to which this Schedule XII is attached.





                                    XII-3

                  OUTSTANDING INDEBTEDNESS FOR MONEY BORROWED

1.     The Pantbelaning Indebtedness

2.     The Harvey & Thompson Indebtedness





                                 SCHEDULE XIII